UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Atmos Energy Corporation

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Notice of Annual Meeting

and Proxy Statement

Annual Meeting of Shareholders

Wednesday, February 4, 2015

December 22, 2014

Dear Atmos Energy Shareholder:

You are cordially invited to attend the annual meeting of shareholders on Wednesday, February 4, 2015, at 9:00 a.m. Central Standard Time, at the Charles K. Vaughan Center, 3697 Mapleshade Lane, Plano, Texas 75075.

The matters to be acted upon at the meeting are described in the Notice of Annual Meeting of Shareholders and Proxy Statement. In addition, we will review the affairs and progress of the Company during the past year and discuss the results of operations for the first quarter of our 2015 fiscal year.

Your vote is very important, regardless of the number of shares you hold. Whether or not you plan to attend the meeting in person, please cast your vote, as instructed in the Notice of Internet Availability of Proxy Materials (“Notice”) or proxy card, over the Internet, by telephone or on the proxy card, as promptly as possible. If you received only a Notice in the mail or by e-mail, you may also request a paper proxy card to submit your vote by mail, if you prefer. However, we encourage you to vote over the Internet or by telephone because it is more convenient and saves natural resources, as well as printing costs and postage fees.

On behalf of your Board of Directors, thank you for your continued support and interest in Atmos Energy Corporation.

Sincerely,

Robert W. Best	Kim R. Cocklin
Chairman of the Board	President and Chief Executive Officer

ATMOS ENERGY CORPORATION

P.O. Box 650205

Dallas, Texas 75265-0205

NOTICE OF ANNUAL MEETING

OF SHAREHOLDERS

To Our Shareholders:

The annual meeting of the shareholders of Atmos Energy Corporation will be held at the Charles K. Vaughan Center, 3697 Mapleshade Lane, Plano, Texas 75075 on February 4, 2015, at 9:00 a.m. Central Standard Time for the following purposes:

1.	To elect the 11 directors named in the proxy statement for one-year terms expiring in 2016;

2.	To ratify the Audit Committee’s appointment of Ernst & Young LLP (“Ernst & Young”) to serve as the Company’s independent registered public accounting firm for fiscal 2015;

3.	To act upon a proposal for a non-binding, advisory vote by the shareholders to approve the compensation of the named executive officers of the Company for fiscal 2014 (“Say-on-Pay”); and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record of our common stock at the close of business on December 10, 2014, will be entitled to notice of, and to vote at, such meeting. The stock transfer books will not be closed. Your vote is very important to us. Regardless of the number of shares you own, please vote. All shareholders of record may vote (i) over the Internet, (ii) by toll-free telephone (please see the proxy card for instructions), (iii) by written proxy by signing and dating the proxy card and mailing it to us or (iv) by attending the annual meeting and voting in person. These various options for voting are described in the Notice or proxy card.

For all shareholders who participate in our Retirement Savings Plan and Trust (“RSP”), your vote over the Internet, by telephone or on your proxy card will serve as voting instructions to the trustee of the RSP, the Atmos Energy Corporation Qualified Retirement Plans and Trusts Committee (“RSP Trustee”). If you own shares through the RSP, only the RSP Trustee may vote your plan shares even if you attend the annual meeting in person. Your vote will remain confidential. If you do not instruct the RSP Trustee, the unvoted shares allocated to your account will be voted by the RSP Trustee in its discretion. In addition, State Street Bank and Trust Company is the independent fiduciary for the RSP for purpose of ensuring the confidentiality of the RSP participant voting process. Please notify State Street, in writing, if you have specific confidentiality concerns relating to exercising your right to direct the RSP Trustee to: Sydney Marzeotti, Vice President, State Street Bank and Trust Company, One Lincoln Street, Boston, MA 02111.

All shareholders who hold shares in “street name” in the name of a broker, bank or other nominee (“broker”) may submit your written votes through voting instruction forms provided by your brokers. If you hold shares in street name, you may also generally vote your proxy over the Internet or by telephone, in accordance with voting instructions provided by your broker. Brokers do not have the discretion to vote the shares of customers or clients who fail to provide voting instructions on any of the proposals listed above, except the proposal to ratify the Audit Committee’s appointment of Ernst & Young to serve as the Company’s independent registered public accounting firm for fiscal 2015. Therefore, if you do not provide instructions to your broker to vote your shares, the broker may vote your shares only on that one proposal at our annual meeting. In addition, if you own your shares in street name and you intend to vote in person at the meeting, you must first obtain a legal proxy from your broker and bring it to the annual meeting.

We encourage you to receive all proxy materials in the future electronically to help us save printing costs and postage fees, as well as to conserve natural resources in producing and distributing these materials. If you wish to receive these materials electronically for next year’s annual meeting, please follow the instructions on the proxy card or on our website at www.atmosenergy.com under the “Investors” tab.

By Order of the Board of Directors,

Louis P. Gregory
Senior Vice President, General Counsel and Corporate Secretary

December 22, 2014

i

ii

PROXY STATEMENT SUMMARY

To assist you in reviewing the proposals to be acted upon at our annual meeting of shareholders, including the election of directors and the non-binding advisory vote to approve our executive compensation, please review the information below in this summary. This summary represents primarily only highlights of information contained elsewhere in this proxy statement. Please read the entire proxy statement before voting because this summary does not contain all the information you should consider.

Fiscal 2014 Financial Highlights

•	We have continued to deliver strong financial results, generating net income of $289.8 million, or $2.96 per diluted share, representing over a 12% increase compared to fiscal 2013.

•

We have also continued to deliver positive returns to our shareholders, generating total shareholder returns (stock price appreciation and reinvested dividends) (“TSR”) of (i) approximately 15% for fiscal 2014, compared to the TSR for our peer group of about 16% for the same period, (ii) approximately 64% for the three-year period ended September 30, 2014, compared to the TSR for our peer group of about 62% for the same period and (iii) approximately 106% for the five-year period ended September 30, 2014, compared to the TSR for our peer group of about 146% for the same period.

(a)	The Atmos Energy peer group used in this graph is the same peer group that was used in determining the level of performance under our incentive compensation plans and is comprised of the following companies: AGL Resources Inc.; CenterPoint Energy, Inc.; CMS Energy Corporation; Integrys Energy Group, Inc.; National Fuel Gas Company; NiSource Inc.; ONEOK, Inc.; Piedmont Natural Gas Company, Inc.; Questar Corporation; Vectren Corporation and WGL Holdings, Inc.

•	The indicated annual dividend is $1.56 for fiscal 2015, which represents a 5.4% increase over fiscal 2014 and is the 27th consecutive year of annual dividend increases for the Company.

Highlights of Executive Compensation Program

Objectives of Program

•

Total direct compensation (base salary, annual incentive compensation and the value of long-term compensation granted) paid to executive officers each year is designed to be targeted at the 50th percentile of competitive market practice, if performance targets are reached.

•	Stock-based incentive plans and share ownership guidelines are utilized to align executive officers’ interests with those of our shareholders.

•	The use of perquisites and other personal benefits for executive officers is limited.

No Changes to Executive Compensation Program in Fiscal 2014

Our shareholders overwhelmingly approved the compensation of our named executive officers for fiscal 2013 at our 2014 annual meeting of shareholders, with over 96 percent of the shares voted in favor of such compensation. Accordingly, the Human Resources Committee (“HR Committee”) and our Board decided not to change our executive compensation decisions and policies over the last fiscal year.

Compensation of Chief Executive Officer

The Board awarded our President and Chief Executive Officer, Kim R. Cocklin, in addition to his base salary of $906,311, an amount of annual and long-term incentive compensation for fiscal 2014 that was commensurate with our business results and pay-for-performance philosophy. Such compensation included an annual incentive cash award of $1,386,656 and long-term equity compensation awards with a total value of $2,435,376 during fiscal 2014. Consistent with our executive compensation philosophy, a significant majority of Mr. Cocklin’s total direct compensation of $4,728,343 for fiscal 2014 was incentive-based and at risk, as illustrated by the following chart:

Compensation of Other Named Executive Officers

Consistent with its approach to the compensation of our CEO, the Board awarded each of our other named executive officers an amount of annual and long-term incentive compensation for fiscal 2014 that was also commensurate with our business results and pay-for-performance executive compensation philosophy. A significant majority of each of their amounts of total direct compensation for fiscal 2014 was also incentive-based and at risk, as shown on the following table and as illustrated by the chart below:

Name and Principal Position	Fiscal 2014 Base Salary	Fiscal 2014 Short- Term Cash Incentive Award	Fiscal 2014 Long-Term Incentive Awards Value	Fiscal 2014 Total Direct Compensation
Bret J. Eckert Senior Vice President and Chief Financial Officer	$405,324	$413,430	$600,842	$1,419,596

Marvin L. Sweetin Senior Vice President, Utility Operations	$347,077	$324,517	$473,027	$1,144,621

Louis P. Gregory Senior Vice President, General Counsel and Corporate Secretary	$362,017	$338,486	$475,419	$1,175,922

Michael E. Haefner Senior Vice President, Human Resources	$335,879	$314,047	$471,211	$1,121,137

Proposals to Be Voted On By Our Shareholders

Proposal One—Election of Directors

You will find in this proxy statement important information about the qualifications, skills and experience of each of the 11 director nominees that you are being asked to elect at our annual meeting of shareholders. Our Nominating and Corporate Governance Committee (“Nominating and CG Committee”) performs an annual assessment of the performance of each member of the Board of Directors to ensure that our directors have the qualifications, skills and experience to continue to serve effectively. The committee has determined that all of our current directors possess the qualifications, skills, experience and other qualities important to the continued success of the Company. Accordingly, our Board recommends that shareholders vote in favor of each nominee for re-election.

Proposal Two—Ratification of our Independent Registered Public Accounting Firm

You will also find in this proxy statement important information about our independent registered public accounting firm, Ernst & Young LLP. We believe Ernst & Young continues to provide high quality professional services to the Company. Our Board of Directors recommends that shareholders vote in favor of ratification of the firm’s appointment by the Audit Committee for fiscal 2015.

Proposal Three—Advisory Vote to Approve Executive Compensation

Our shareholders again have the opportunity to cast a non-binding, advisory vote to approve the compensation of our named executive officers for fiscal 2014. As recommended by our shareholders at our 2011 annual meeting, we intend to provide our shareholders with an annual opportunity to vote on executive compensation until the next non-binding vote on the frequency of our advisory vote on executive compensation at our 2016 annual meeting. We were pleased that at last year’s annual meeting, over 96 percent of our shareholders voted to approve the compensation of our named executive officers for fiscal 2013. In evaluating this “Say-on-Pay” proposal, we recommend that you review our Compensation Discussion and Analysis in this proxy statement, which explains how and why the HR Committee and our Board arrived at decisions concerning our fiscal 2014 executive compensation. Our Board of Directors recommends that our shareholders approve, on an advisory basis, the compensation of our named executive officers for fiscal 2014.

ATMOS ENERGY CORPORATION

P.O. Box 650205

Dallas, Texas 75265-0205

PROXY STATEMENT

for the

2015 ANNUAL MEETING OF SHAREHOLDERS

to be Held on February  4, 2015

GENERAL MEETING MATTERS

Date, Time, Place and Purpose of Meeting

Our 2015 annual meeting of shareholders will be held on February 4, 2015, at 9:00 a.m. Central Standard Time at the Charles K. Vaughan Center, 3697 Mapleshade Lane, Plano, Texas 75075. The purpose of the 2015 annual meeting is set forth in the Notice of Annual Meeting of Shareholders to which this proxy statement is attached. Atmos Energy Corporation is referred to as “Atmos Energy,” the “Company,” “our,” “us” or “we” in this proxy statement.

Internet Availability of Proxy Materials

Under rules of the U.S. Securities and Exchange Commission (“SEC”), we are furnishing proxy materials to our shareholders primarily over the Internet, rather than mailing paper copies of the materials (including our Summary Annual Report and Annual Report on Form 10-K for fiscal 2014) to each shareholder. If you received only a Notice by mail or e-mail, you will not receive a paper copy of these proxy materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the proxy materials over the Internet. The Notice will also instruct you on how you may access your proxy card to vote over the Internet. If you received a Notice by mail or e-mail and would like to receive a paper copy of our proxy materials, free of charge, please follow the instructions included in the Notice.

We anticipate that the mailing of the Notice to our shareholders will commence on or about December 22, 2014 and will be sent by e-mail to our shareholders who have opted for such means of delivery on or about December 23, 2014.

Revocability and Voting of Proxies

Any shareholder of record submitting a proxy has the power to revoke the proxy at any time prior to its exercise by (i) submitting a new proxy with a later date or time, including a proxy given over the Internet or by telephone; (ii) notifying our Corporate Secretary in writing before the meeting or (iii) voting in person at the meeting. Any shareholder owning shares in street name who wishes to revoke voting instructions previously given to a broker should contact such broker for further instructions. Any shareholder who holds our shares as a participant in the RSP and who wishes to revoke voting instructions previously given to the RSP Trustee may submit new voting instructions by re-voting his or her proxy card or by written notice to the RSP Trustee on or before February 3, 2015 at the following address: Atmos Energy Qualified Plans and Trusts Committee, Attn: Phillip Allbritten, Legal Dept., P.O. Box 650205, Dallas, TX 75265-0205.

An independent inspector of election will count the votes. Your vote will not be disclosed to us and will remain confidential except under special circumstances. For example, a copy of your proxy card will be sent to us if you add any written comments to the card. If you are a shareholder of record and give us your signed proxy, but do not specify how to vote on any particular proposal, we will vote your shares in favor of the nominees for the election of directors (see “Proposal One—Election of Directors,” beginning on page 18); in favor of the proposal to ratify the Audit Committee’s appointment of Ernst & Young as the independent registered public accounting firm for the Company for fiscal 2015 (see “Proposal Two—Ratification of Appointment of Independent Registered Public Accounting Firm,” beginning on page 32); and in favor of the advisory proposal to approve executive compensation for fiscal 2014 (see “Proposal Three—Non-Binding, Advisory Vote on Approval of Executive Compensation,” beginning on page 34).

Solicitation of Proxies

The proxy accompanying this statement is solicited by the management of the Company at the direction of our Board of Directors. It is expected that these materials will be first sent to our shareholders on or about December 22, 2014. We expect to solicit proxies primarily by mail, but our directors, officers, employees and agents may also solicit proxies in person or by telephone or other electronic means. We will pay for all costs of preparing, assembling and distributing the proxies and accompanying materials for the annual meeting of shareholders, including the costs of reimbursing brokers for forwarding proxies and proxy materials to their principals. We will ask brokers to prepare and send a Notice to each of their customers or clients for whom they hold shares and forward copies of the proxy materials to such beneficial owners who request a paper copy. In addition, Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut 06902 (“Morrow”) will assist us in the solicitation of proxies. We will pay approximately $7,500 in fees, plus expenses and disbursements, to Morrow for its proxy solicitation services.

Common Stock Information; Record Date

As of December 10, 2014, our record date, there were 100,802,942 shares of our common stock, no par value, issued and outstanding, all of which are entitled to vote. These shares constitute the only class of our stock issued and outstanding. As stated in the Notice, only shareholders of record at the close of business on December 10, 2014 will be entitled to vote at the meeting with each share being entitled to one vote.

Quorum Requirement

In accordance with Texas and Virginia law, our bylaws provide that if the holders of a majority of the issued and outstanding shares of our common stock entitled to vote are present in person or represented by proxy, there will be a quorum. The aggregate number of votes entitled to be cast by all shareholders present in person or represented by proxy at the annual meeting, whether those shareholders vote for, against or abstain from voting on any matter, will be counted for purposes of determining whether a quorum exists. Broker non-votes, which are described below, will also be considered present for purposes of determining whether a quorum exists.

Broker Non-Votes and Vote Required

If a broker holds your shares and you have previously elected to receive a paper copy of your proxy materials, a paper copy of this proxy statement and other proxy materials have been sent to your broker. You may have received this proxy statement directly from your broker, together with a voting instruction form as to how to direct the broker to vote your shares. If you desire to have your vote counted, it is important that you return your voting instruction form to your broker. Rules of the New York Stock Exchange (“NYSE”) determine whether proposals presented at shareholder meetings are considered “routine” or “non-routine.” If a proposal is routine, a broker holding shares for an owner in street name may vote on the proposal without having received voting instructions from the owner. If a proposal is non-routine, the broker may vote on the proposal only if the owner has provided voting instructions. A “broker non-vote” occurs when the broker is unable to vote on a proposal because the proposal is non-routine and the owner does not provide instructions. Broker non-votes have no effect on the vote on such a proposal because they are not considered present and entitled to vote. Proposals One and Three are considered non-routine proposals; therefore, brokers may vote on these proposals only if voting instructions are provided by the owner of the shares. Only Proposal Two, the proposal to ratify the appointment of Ernst & Young as the independent registered public accounting firm for the Company for fiscal 2015, is considered a routine proposal under the rules of the NYSE. As a result, brokers holding shares for an owner in street name may vote on this proposal, even if no voting instructions are provided by the owner of the shares.

Generally, in accordance with Texas and Virginia law, under our bylaws, the number of votes required for the approval of a proposal is a majority of the shares of our common stock present or represented by proxy and entitled to vote at the meeting. Abstentions will have the same effect as an “against” vote but, as discussed above, broker non-votes will have no effect on the vote for these proposals. If any other proposals are properly presented to the shareholders at the meeting, the number of votes required for approval will depend on the nature of the proposal. The proxy gives discretionary authority to the proxy holders to vote on any matter not included in this proxy statement that is properly presented to the shareholders at the meeting. The persons named as proxies on the proxy card are Robert W. Best, Chairman of the Board and Nancy K. Quinn, Lead Director and Chair of the Audit Committee.

CORPORATE GOVERNANCE AND OTHER BOARD MATTERS

Corporate Governance

In accordance with, and pursuant to, the corporate governance standards of the NYSE, the Board has adopted and periodically updated our Corporate Governance Guidelines (“Guidelines”), which govern the structure and proceedings of the Board and contain the Board’s position on many governance issues. The Board has also adopted and periodically updated the Code of Conduct for our directors, officers and employees. The Code of Conduct provides guidance to the Board and management in areas of ethical business conduct and risk, and provides guidance to employees and directors by helping them to recognize and deal with ethical issues including, but not limited to (i) conflicts of interest, (ii) gifts and entertainment, (iii) confidential information, (iv) fair dealing, (v) protection of corporate assets and (vi) compliance with rules and regulations. We have also provided to our directors, officers, other employees, customers and any other member of the public a toll-free compliance hotline and a website by which they may report on an anonymous basis any observation of unethical behavior or any suspected violations of our Code of Conduct. In addition, the Board has adopted and periodically updated the charters for its Audit Committee, HR Committee, and Nominating and CG Committee. All of the foregoing documents are posted on the Corporate Governance page under the Investors tab of our website at www.atmosenergy.com.

Independence of Directors

The Board is comprised of a majority of independent directors in accordance with NYSE corporate governance standards. In accordance with rules of the SEC and the NYSE, as well as our

Guidelines, to be considered independent, a director must not have a direct or indirect material relationship with the Company or its management, other than as a director. To assist it in making its determination of the independence of each of its members, the Board has adopted its Categorical Standards of Director Independence (“Standards”). The Standards specify the criteria by which the independence of our directors will be determined and the types of relationships the Board has determined to be categorically immaterial, including relationships of directors and their immediate families with respect to past employment or affiliation with the Company, our management or our independent registered public accounting firm. For purposes of the Standards, the Board has adopted the definition of an “immediate family member” as set forth by the NYSE, which includes a director’s spouse, parents, children, siblings and in-laws of the director, as well as anyone else (other than any domestic employee) who shares such director’s home. The Standards and our Guidelines are posted on the Corporate Governance page of our website.

Based on its review of the Standards, as well as applicable SEC rules and regulations, NYSE corporate governance standards, and taking into consideration all business relationships between the Company and each non-employee director and non-employee director nominee, the Board has concluded that none of such relationships are material, other than the relationship with Messrs. Best and Springer described below. Accordingly, the Board has affirmatively determined that Ms. Quinn, Dr. Meredith and Messrs. Douglas, Esquivel, Gordon, Grable, Sampson and Ware are independent members of the Board. In addition, the Board has affirmatively determined that each member of the Audit Committee, HR Committee and Nominating and CG Committee are independent under the Standards, as well as applicable SEC rules and regulations and NYSE corporate governance standards.

In recommending to the Board that each non-employee director and non-employee director nominee be found independent, other than Mr. Best, who was an executive officer of the Company until April 1, 2013, or Mr. Springer, for the reasons described below, the Nominating and CG Committee reviewed and considered the following transactions, relationships or arrangements during the past three fiscal years, as discussed below. All matters described below fall within the Standards, including the monetary thresholds set forth in such Standards. Such matters are more fully discussed below under “Related Person Transactions.”

•	Mr. Ware is chairman and president of Amarillo National Bank in Amarillo, Texas, which provides a $25 million short-term line of credit to the Company and serves as a depository bank for us; and

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Several of our other directors either are natural gas customers or are affiliated with businesses that are natural gas customers of the Company in the ordinary course of business, including Mr. Esquivel, who is affiliated with UT Southwestern Medical Center.

Because Mr. Springer’s son-in-law is a partner with the firm of Ernst & Young, our independent registered public accounting firm, the Board has determined that Mr. Springer may not be considered independent from the Company under the Standards. However, Mr. Springer’s son-in-law is not involved in our audit and is not considered a “covered person” with respect to us, as defined under the SEC’s independence-related rules and regulations for auditors. Thus, this relationship has no effect on Ernst & Young’s independence as our independent registered public accounting firm. Further, Mr. Springer does not serve on our Audit Committee, HR Committee or Nominating and CG Committee.

Related Person Transactions

In accordance with applicable SEC rules and in recognition that transactions into which we enter with related persons may present potential or actual conflicts of interest, our Board has adopted and periodically reviews written guidelines with respect to related person transactions. For purposes of these guidelines, a reportable “related person transaction” is a transaction between the Company and any “related person” (i) involving more than $120,000 when aggregated with all similar transactions during any fiscal year and (ii) where such “related person” has or will have a direct or indirect material interest in such transaction (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity). A “related person” is any (a) person who is or was (since the beginning of the last fiscal year) an executive officer, director or nominee for election as a director of the Company; (b) person who beneficially owns more than five percent (5%) of the Company’s common stock or (c) immediate family member of any of the foregoing. An immediate family member includes a person’s spouse, parents, children, siblings, in-laws and anyone else (other than any domestic employee) residing in such person’s home.

Under the guidelines, all executive officers, directors and director nominees are required to identify, to the best of their knowledge after reasonable inquiry, business and financial affiliations involving themselves or their immediate family members, which could reasonably be expected to give rise to a related person transaction. Executive officers, directors and director nominees are required to advise the Corporate Secretary of the Company promptly of any change in the information provided and are asked periodically to review and reaffirm this information.

The Nominating and CG Committee reviews the material facts of all related person transactions and either approves or disapproves of the entry into any such transaction. However, if advance committee approval of a related person transaction is not feasible, then it shall be considered and, if the committee determines it to be appropriate, ratified at the committee’s next regularly scheduled meeting. In determining whether to approve or ratify a related person transaction, the committee takes into account, among other factors it deems appropriate, whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

No director is allowed to participate in any discussion or approval of a related person transaction for which he or she is a related person, except that the director shall provide all material information concerning the transaction to the committee. If a related person transaction will be ongoing, the committee may establish guidelines for the Company’s management to follow in its ongoing dealings with the related person. Thereafter, the committee, on at least an annual basis, will review and assess ongoing relationships with the related person to see that they remain in compliance with the committee’s related person transaction guidelines and that the related person transaction remains appropriate. In addition, the committee will periodically review the related person guidelines to determine if changes or modifications may be appropriate.

The committee also makes a recommendation to the Board as to whether the committee determines that an identified transaction is required to be reported as a related person transaction under SEC rules. Under SEC rules, certain transactions are deemed not to involve a material interest and thus are not reportable (including transactions in which the amount involved in any 12-month period is less than $120,000 and transactions with entities where a related person’s interest is limited to service as a non-employee director). In determining materiality for this purpose, information is considered material if, in light of all the facts and circumstances of the transaction, there is a substantial likelihood a reasonable investor would consider the information important in deciding whether to buy, sell or vote shares of the Company’s common stock. The types of transactions specified below, which are pre-approved by the committee, are presumed not to involve a material interest.

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Transactions in the ordinary course of business with an entity for which a related person serves as an employee or director, provided the aggregate amount involved in any such transactions during any particular fiscal year does not exceed the greater of (a) $1 million or (b) two percent (2%) of the entity’s gross revenues for the most recently completed fiscal year for which data is publicly available;

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Charitable contributions made directly or indirectly, through a donor advised fund or foundation, in the ordinary course of business to a foundation, university or other charitable organization, for which a related person serves as an employee or a director, provided the aggregate amount of contributions during any particular fiscal year does not exceed the greater of (a) $500,000 or (b) two percent (2%) of the charitable organization’s annual receipts for its most recently completed fiscal year;

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Employment by the Company of a family member of an executive officer, provided the executive officer does not participate in decisions regarding the hiring, performance evaluation or compensation of the family member; and

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Payments under the Company’s employee benefit plans and other programs that are available generally to the Company’s employees (including contributions under the Company’s educational matching gift programs and payments to providers under the Company’s health care plans).

The committee reviewed all business transactions during fiscal 2014 between the Company and companies for which related persons serve as employees or directors, including the transactions described below, which represent the only significant transactions of this type during fiscal 2014. In addition, as discussed above under “Independence of Directors,” the committee noted the relationship which Mr. Springer has with our independent registered public accounting firm, Ernst & Young, through his son-in-law who is a partner with such firm. The total amount of fees paid to Ernst & Young during fiscal 2014 was $3,379,000, as more particularly described under “Audit and Related Fees” on page 33 below.

Mr. Esquivel is Vice President for Community and Corporate Relations for UT Southwestern Medical Center in Dallas, Texas. For the 2014 fiscal year, the Company received total revenues from UT Southwestern Medical Center (“UT Southwestern”) of approximately $5,996,000. A total of approximately $4,366,000 in revenues was received from UT Southwestern for natural gas purchased from the Company’s marketing and trading affiliate, Atmos Energy Marketing, LLC (“AEM”), with the remainder of approximately $1,630,000 in revenues being received for natural gas distribution and transportation services provided to UT Southwestern. All such services provided to UT Southwestern, including the sales of natural gas by AEM, were made in the ordinary course of business and on substantially the same terms as other comparable transactions with third parties. The committee has received written confirmation from UT Southwestern that the total amount of revenues received by the Company from UT Southwestern during fiscal 2014 represents less than one percent (1%) of the gross revenues of UT Southwestern for that period. In addition, Mr. Esquivel did not participate in any decision to enter into such transactions. Based on these facts, the committee determined that Mr. Esquivel did not have a material interest in such transactions.

As noted above, in the discussion on the independence of our directors, Mr. Ware is chairman and president of Amarillo National Bank in Amarillo, Texas, which provides a $25 million short-term line of credit to the Company and serves as a depository bank for us. During fiscal 2014, we paid a total of about $149,000 to Amarillo National Bank for these services, which amount is reasonable and customary for these types of services and such services are substantially on the same terms as comparable transactions with third parties. The committee has received written confirmation from the Bank that such amount represents less than one percent (1%) of the gross revenues of the bank for the applicable period. Because these transactions with Amarillo National Bank fall within the types of transactions that have been pre-approved by the committee, such transactions are presumed not to involve a material interest.

State Street Corporation (“State Street”), The Vanguard Group, Inc., BlackRock, Inc. and FMR LLC are each the beneficial owners of more than five percent (5%) of the Company’s common stock outstanding (see “Beneficial Ownership of Common Stock,” beginning on page 30). However, only State Street and its affiliates provided services to the Company or our Master Retirement Trust (“Master Trust”) during fiscal 2014. State Street acted as trustee of several benefits plans-related trusts and provided payment processing services for two benefits plans for which the Company paid a total of approximately $123,000 to State Street during fiscal 2014. For the Master Trust, State Street acted as trustee, provided fiduciary services for one benefits plan and payment processing services for two benefits plans whose assets are held in the Master Trust and provided investment management services relating to assets held in the Master Trust. For such services, the Master Trust paid a total of approximately $267,000 in fees to State Street during fiscal 2014. All such services provided to the Company and the Master Trust were made in the ordinary course of business and on substantially the same terms as other comparable transactions with third parties.

Finally, Mr. Best, our Chairman of the Board, has a son-in-law employed by the Company in a non-executive officer position. The total value of the family member’s compensation for fiscal 2014, including base salary, incentive compensation and equity awards appropriate for his position, exceeds the SEC’s reporting threshold for disclosure of $120,000 per fiscal year. However, consistent with our guidelines on related person transactions, the committee determined such relationship was not material. The committee also reviewed all other transactions between the Company and other related persons, and determined that the transactions described above represent the only significant transactions of this type during fiscal 2014. In addition, the Company is not aware of any related person transactions required to be reported under applicable SEC rules since the beginning of the last fiscal year where our policies and procedures did not require review or where such policies and procedures were not followed.

Board Leadership Structure

The Company’s bylaws and Guidelines provide that our Board of Directors has the right to exercise its discretion to either separate or combine the offices of the Chairman of the Board and the Chief Executive Officer (“CEO”). This decision is based upon the Board’s determination of what is in the best interests of the Company and its shareholders, in light of the circumstances and taking into consideration succession planning, skills and experience of the individuals filling those positions and other relevant factors. The current leadership structure is based on the experienced leadership provided by a Chairman of the Board (currently Mr. Best) and a full-time CEO (currently Mr. Cocklin), with both positions being subject to oversight and review by the Company’s independent directors. The Board recognizes that if the circumstances change in the future, other leadership structures might also be appropriate and it has the discretion to revisit this determination of the Company’s leadership structure. A combined Chairman and CEO Board leadership structure has previously worked well for the Company and its shareholders and may do so in the future.

The Board’s leadership structure is designed so that independent directors exercise oversight of the Company’s management and key issues related to strategy and risk. Only independent directors serve on our Audit Committee, HR Committee and Nominating and CG Committee of the Board, and all standing Board committees, other than the Executive Committee, are chaired by independent directors. Additionally, independent directors regularly hold executive sessions of the Board outside the presence of the Chairman, the President and CEO or any other Company employee, and they generally meet in a private session with the Chairman and the President and CEO at regularly scheduled Board meetings.

Each year, the independent directors of the Board select an independent director to serve as a lead director (the “Lead Director”). The Lead Director performs the following duties: (i) presides at all meetings of the Board at which the Chairman is not present; (ii) presides at all meetings of the independent directors or non-management directors in executive sessions as may be necessary; (iii) coordinates and develops the agenda for executive sessions of the independent directors or non-management directors; (iv) approves meeting agendas for the Board; (v) approves Board meeting schedules to assure that there is sufficient time for discussion of all agenda items; (vi) acts as liaison between the Chairman and the independent directors regarding business, management or other issues; (vii) approves information that is sent to the Board; (viii) discusses the results of the performance evaluation of the CEO with the chair of the HR Committee; (ix) along with the chair of the HR Committee, reports to the CEO the results of the performance evaluation and (x) identifies and develops with the Chairman and the CEO along with the chair of the Nominating and CG Committee, the Board’s compositional needs and criteria for the selection of candidates to serve as directors. In performing the duties described above, the Lead Director is expected to consult with the chairs of the appropriate Board committees and solicit their participation. The Lead Director also has the authority to call meetings of the independent directors as well as the non-management directors; and if requested by major shareholders, will ensure that she or he is available for consultation and direct communication.

Our Board of Directors has the primary responsibility for risk oversight of the Company as a whole. However, the Board has delegated primary risk oversight responsibility to the Audit Committee. The Audit Committee is responsible for overseeing risks associated with financial and accounting matters, including compliance with all legal and regulatory requirements and internal control over financial reporting. In addition, the Audit Committee has oversight responsibility for the Company’s overall business risk management process, which includes the identification, assessment, mitigation and monitoring of key business risks on a company-wide basis. KPMG LLP (“KPMG”) which serves as the Company’s internal auditor, presents a report to the Audit Committee at its regularly scheduled quarterly meetings on its internal audit activities. The report includes the audit activities performed the previous quarter, which address the key business risks identified by the Audit Committee, including evaluations and assessments of internal controls and procedures.

The Board has charged the HR Committee with ensuring that our executive compensation policies and practices support the retention and development of executive talent with the experience required to manage risks inherent to our business and do not encourage or reward excessive risk-taking by our executives. See the discussion in “Compensation Risk Assessment,” beginning on page 16, for more information on the specific processes used by the HR Committee to assess the risk profile of our compensation programs. The Nominating and CG Committee oversees risks associated with corporate governance, including Board leadership structure, succession planning and other matters. The Board’s role in risk oversight has had no significant effect on the Board’s leadership structure. In addition, we believe that the current leadership structure of the Board supports effective oversight of the Company’s risk management processes described above by providing independent leadership at the Board committee level, with ultimate oversight by the full Board as led by the Chairman, the President and CEO and the Lead Director.

Lead Director and Communications with Directors

In accordance with the corporate governance standards of the NYSE, the independent directors of the Board have designated Ms. Quinn as the Lead Director at all meetings of both independent directors and non-management directors, which meetings will continue to be held by the Board on a regular basis. Shareholders and other interested parties may communicate with the Lead Director, individual non-management directors, or the non-management directors as a group, by writing to Board of Directors, Atmos Energy Corporation, P.O. Box 650205, Dallas, Texas, 75265-0205 or by e-mail at boardofdirectors@atmosenergy.com. Our Senior Vice President, General Counsel and Corporate Secretary, Louis P. Gregory, receives all such communications initially and forwards the communications to Ms. Quinn, as Lead Director, or another individual non-management director, if applicable, as he deems appropriate. Interested parties may also contact our only director who is a member of management, Kim R. Cocklin, President and CEO by e-mail at kim.cocklin@atmosenergy.com, by mail at Atmos Energy Corporation, P.O. Box 650205, Dallas, Texas 75265-0205 or by telephone at 972-934-9227.

Committees of the Board of Directors

Standing Committees.     We have certain standing committees, each of which is described below. The Executive Committee consists of the Chairman of the Board and the chairs of each of our standing committees. Current members of the Executive Committee are Ms. Quinn, Dr. Meredith and Messrs. Best, Gordon and Ware. Mr. Best serves as chair of the committee. In accordance with our bylaws, the Executive Committee has, and may exercise, all of the powers of the Board of Directors during the intervals between the Board’s meetings, subject to certain limitations and restrictions as set forth in the bylaws or as may be established by resolution of the Board from time to time. The Executive Committee held no meetings during fiscal 2014.

The Board has established a separately-designated standing Audit Committee in accordance with applicable provisions of the Securities Exchange Act of 1934 (“Exchange Act”). The Audit Committee consists of Ms. Quinn and Messrs. Esquivel, Grable, Sampson and Ware, with Ms. Quinn serving as chair of the committee. As discussed in “Independence of Directors,” beginning on page 7, the Board has determined that each member of the committee satisfies the independence requirements of the NYSE and SEC applicable to members of an audit committee. The Audit Committee oversees our accounting and financial reporting processes and procedures; reviews the scope and procedures of the internal audit function; appoints our independent registered public accounting firm and is responsible for the oversight of its work and the review of the results of its independent audits. The Audit Committee held four meetings during the last fiscal year and has adopted a charter that it follows in conducting its activities, which is available on the Corporate Governance page of our website at www.atmosenergy.com.

The HR Committee consists of Dr. Meredith and Messrs. Douglas, Esquivel, Gordon, Grable and Sampson, with Mr. Gordon serving as chair of the committee. The Board has determined that each member of the committee satisfies the independence requirements of the NYSE and SEC. This committee reviews and makes recommendations to the Board regarding executive compensation policy and strategy, and specific compensation recommendations for the President and CEO, as well as our other officers and division presidents. This committee retained the consulting firm of Pay Governance LLC (“Pay Governance”) during fiscal 2014 to serve as its executive compensation consultant, which was directly accountable to the committee for the performance of its consulting services. In addition, the committee determines, develops and makes recommendations to the Board regarding severance agreements, succession planning and other related matters concerning our President and CEO, as well as other officers and division presidents. This committee also administers our 1998 Long-Term Incentive Plan (“LTIP”) and the Annual Incentive Plan for Management (“Incentive Plan”). During the last fiscal year, the committee held three meetings. The committee has adopted a charter that it follows in conducting its activities, which is available on the Corporate Governance page of our website at www.atmosenergy.com.

The Nominating and CG Committee consists of Ms. Quinn, Dr. Meredith and Messrs. Douglas, Gordon and Ware, with Mr. Ware serving as chair of the committee. The Board has determined that each member of the committee satisfies the independence requirements of the NYSE and SEC. This committee makes recommendations to the Board regarding the nominees for director to be submitted to our shareholders for election at each annual meeting of shareholders, selects candidates for consideration by the full Board to fill any vacancies on the Board, which may occur from time to time, and oversees all of our corporate governance matters. The committee held one meeting during the last fiscal year. The committee has adopted a charter that it follows in conducting its activities, which is available on the Corporate Governance page of our website.

The Work Session/Annual Meeting Committee consists of Dr. Meredith and Messrs. Douglas, Grable, Springer and Ware, with Dr. Meredith serving as chair of the committee. This committee selects the site and plans the meeting and agenda for the work session meeting of the Board held each year for the purpose of focusing on long-range planning and corporate strategy issues and selects the site for the annual meeting of shareholders. During the last fiscal year, the committee held two meetings.

Other Board and Board Committee Matters

Human Resources Committee Interlocks and Insider Participation.    As discussed above, the members of the HR Committee during the last fiscal year were Dr. Meredith and Messrs. Douglas, Esquivel, Gordon, Grable and Sampson. None of the HR Committee members were, during fiscal 2014 or previously, an officer or employee of the Company or any of our subsidiaries. In addition, there was no interlocking relationship between any executive officer of the Company and any other corporation during fiscal 2014.

Attendance at Board Meetings and Annual Meeting of Shareholders.    During fiscal 2014, our Board held nine meetings and each director attended at least 75 percent of the aggregate of (a) all meetings of the Board and (b) all meetings of the committees of the Board on which such director served. In addition, nine members of the Board attended our annual meeting of shareholders in person, with the remaining two members of the Board attending by way of teleconference on February 5, 2014. We strongly support and encourage each member of our Board to attend our annual meeting of shareholders.

Independence of Audit Committee Members, Financial Literacy and Audit Committee Financial Experts

In addition to being declared as independent under the NYSE corporate governance standards, applicable NYSE and SEC rules and regulations require that each member of an audit committee satisfy additional independence and financial literacy requirements and at least one of these members must satisfy the additional requirement of having accounting or related financial management expertise. This additional requirement can be satisfied if the Board determines that at least one Audit Committee member is an “audit committee financial expert,” within the meaning of applicable SEC rules and regulations. Generally, the additional independence requirements provide that (i) a member of the Audit Committee, or his or her immediate family members, are prohibited from receiving any direct or indirect compensation or fee from the Company or its affiliates and (ii) he or she may not be an affiliated person of the Company or any of its subsidiaries. An “immediate family member” is defined by applicable NYSE rules to include a director’s spouse, parents, children, siblings and in-laws of the director, as well as anyone else (other than any domestic employee) who shares the director’s home.

Generally, the financial literacy requirements provide that the Board, in its business judgment, shall determine if each member is financially literate, taking into account factors such as the member’s education, experience and ability to read and understand financial statements of public companies. Audit committee financial experts must have the following five additional attributes: (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements, or experience actively supervising one or more persons engaged in such activities; (iv) an understanding of internal control over financial reporting and (v) an understanding of how an audit committee functions.

Based on its review of the independence, financial literacy and audit committee financial expert requirements previously discussed, as well as its review of their individual backgrounds and qualifications, the Board has determined that all members of the Audit Committee satisfy the additional independence and financial literacy requirements of the SEC and NYSE for members of an audit committee. The Board has also designated Ms. Quinn, Mr. Sampson and Mr. Ware each as an “audit committee financial expert,” as such term is defined by applicable rules and regulations of the SEC. As provided by the safe harbor contained in applicable SEC rules and regulations, our audit committee financial experts will not be deemed “experts” for any purpose as a result of being so designated. In addition, such designation does not impose on such persons any duties, obligations or liabilities that are greater than the duties, obligations and liabilities imposed on such persons as members of the Audit Committee or the Board in the absence of such designation. This designation also does not affect the duties, obligations or liabilities of any other member of the Audit Committee or the Board.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a pre-approval policy relating to the provision of both audit and non-audit services by Ernst & Young. Our Audit Committee Pre-Approval Policy provides for the pre-approval of audit, audit-related, tax and other services specifically described in appendices to the policy on an annual basis. Such services are pre-approved up to a specified fee limit. All other permitted services, as well as proposed services exceeding the pre-approved fee limit, must be separately pre-approved by the Audit Committee. Requests for services that require separate approval by the Audit Committee must be submitted to the Audit Committee by both our Chief Financial Officer and our independent registered public accounting firm and must include a joint statement as to whether, in their view, the request is consistent with the SEC’s rules on auditor independence. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services. The Audit Committee did not delegate pre-approval authority to any members during fiscal 2014 and pre-approved all audit and tax fees for services performed by Ernst & Young in fiscal 2014 in accordance with such pre-approval policy. The Audit Committee further concluded that the provision of these services by Ernst & Young was compatible with maintaining its independence. The Audit Committee Pre-Approval Policy is available on the Corporate Governance page of our website.

Independence of Human Resources Committee Members

The Board has affirmatively determined that each member of the HR Committee has no relationship to the Company which is material to that director’s ability to be independent from management of the Company in connection with the duties of an HR Committee member. In doing so, the Board considered all factors set forth in the NYSE corporate governance standards (and any exceptions thereto) and any other relevant factor, including, but not limited to (i) the source of all compensation paid by the Company to each member of the HR Committee during fiscal 2014, including any consulting, advisory, or other compensatory fees and (ii) whether each HR Committee member is affiliated with the Company, a subsidiary of the Company or an affiliate of a subsidiary of the Company.

Compensation Risk Assessment

During fiscal 2014, the HR Committee engaged Pay Governance, which is the HR Committee’s independent executive compensation consultant, to assist the committee in assessing the risk profile of the compensation plans of the Company. Pay Governance reviewed all of the compensation plans of the Company to gauge whether any compensation plan encourages employees to engage in excessively risky behaviors detrimental to the Company and its shareholders. Our two annual incentive compensation plans are the Incentive Plan and the Variable Pay Plan (“VPP”). Pay Governance also evaluated our long-term incentive plan, the LTIP, which includes grants of both time-lapse restricted stock units (“RSUs”) and performance-based RSUs. The review by Pay Governance of these incentive plans included an evaluation of the plans’ design features and provisions, including such provisions as the establishment of target levels, the determination of awards, the types of performance criteria measured, the capping of maximum award opportunities, the balance between annual and long-term opportunities, the role of the HR Committee in its governance and oversight and other issues.

At the conclusion of its review and evaluation, Pay Governance reported to the HR Committee that none of these incentive compensation plans encourage our employees to engage in excessive risk-taking behavior based on the following factors:

•	The Company’s incentive compensation plans do not appear to have attributes commonly considered to be problematic or reflect poor pay practices;

•	The structure of the Company’s compensation program does not directly or indirectly incorporate unsystematic risk factors affecting the financial performance of the Company; and

•

The Company has numerous policies and practices in place intended to help mitigate potential risks, including appropriate performance metrics, long-term incentive opportunities which counterbalance short-term incentive opportunities, caps on annual incentive opportunities, and stock ownership requirements for selected members of management.

In particular, Pay Governance reported that the following features shown below help to mitigate any excessive risk-taking on the part of the participants in these plans:

•	Both the Incentive Plan and the VPP place a cap on the size of any cash awards earned by any single participant during the plan year.

•

Payments under the Incentive Plan and grants of performance-based RSUs under the LTIP are designed to be deductible as performance-based compensation under Section 162(m) of the Internal Revenue Code (the “Code”), and have objective, formulaic performance criteria that are reviewed and approved by the plans’ governing authority (i.e., the HR Committee) no later than during the first quarter of all performance periods under each plan.

•	Once the threshold levels are achieved, both the Incentive Plan and the LTIP use mathematical interpolation to calculate payouts between performance levels, thereby removing any payout cliffs.

•

Long-term equity incentives are granted each year to Incentive Plan participants to appropriately balance short-term interests and long-term value creation (and for members of the Management Committee only, are subject to a TSR limitation).

•

One-half of the value of the long-term incentive opportunity is represented by performance-based RSUs, which are tied to the three fiscal year cumulative earnings per share (“EPS”) performance measures for all participants (and for the members of the Management Committee only, are subject to a TSR limitation).

•

The Incentive Plan allows participants to make a voluntary conversion of annual cash awards, in 25 percent increments, to three-year time-lapse RSUs, with a 20 percent premium or shares of bonus stock with a five percent (5%) premium.

•

All performance targets under the Incentive Plan and the LTIP, as well as the measurement of actual performance attained under each such target, excludes any mark-to-market gains or losses recognized by the Company’s nonregulated operations.

•

Any potential severance compensation paid to an executive officer in the event of a change in control is subject to a double-trigger requirement and does not include any federal income tax gross-up payments for the purposes of excise tax payment settlements.

•

The Company has adopted a policy for the recoupment of executive compensation (“clawback policy”) that provides for the repayment or forfeiture of any incentive awards, excluding base salary, earned due to fraud, misconduct, misstatement of financial results or other unethical behavior.

•	The Company has adopted a policy that prohibits hedging transactions in the Company’s shares of common stock by any employee or non-employee director.

•

All officers and division presidents are subject to voluntary share ownership guidelines, which encourage the executives to own a specified number of Company shares of common stock as a multiple of their base salaries, commensurate with their positions with the Company, thereby aligning their interests with the long-term interests of the Company’s shareholders.

•	Both the Incentive Plan and the LTIP, which are subject to provisions of Section 162(m) of the Code, are subject to the approval of our shareholders at least every five years.

Accordingly, the HR Committee has determined that none of the Company’s incentive compensation plans encourage our executive officers or other employees to take excessive risks and that the risks arising from these plans are not reasonably likely to have a material adverse effect on the Company.

PROPOSAL ONE—ELECTION OF DIRECTORS

Background

The Board is nominating Ms. Quinn, Dr. Meredith and Messrs. Best, Cocklin, Douglas, Esquivel, Gordon, Grable, Sampson, Springer and Ware to continue serving as directors whose one-year terms will expire in 2016. All nominees were recommended for nomination by the Nominating and CG Committee of the Board. We did not pay a fee to any third party to identify, evaluate or assist in identifying or evaluating potential nominees for the Board. In addition, the Nominating and CG Committee did not receive any recommendations from a shareholder or a group of shareholders who, individually or in the aggregate, beneficially owned greater than five percent (5%) of our common stock for at least one year.

The names, ages, biographical summaries and qualifications of the persons who have been nominated to serve as our directors are set forth under “Nominees for Director,” beginning on page 20. Each of the nominees has consented to be a nominee and to serve as a director if elected. If we receive proxies that are signed but do not specify how to vote, we will vote those shares FOR all of the nominees. In accordance with Texas and Virginia law, to be elected as a director, our bylaws require a nominee to receive the vote of a majority of the shares of our common stock entitled to vote and represented in person or by proxy at a meeting of shareholders at which a quorum is present.

Procedures for Nomination of Candidates for Director

There are no differences in the manner in which the Nominating and CG Committee evaluates nominees for director based on whether or not the nominee is presented by a shareholder. All director candidates shall, at a minimum, possess the qualifications for director discussed below. According to our bylaws, any shareholder may make nominations for the election of directors if notice of such nominations is delivered to, or mailed and received by the Corporate Secretary of the Company at our principal executive offices no later than the close of business on January 16, 2015, the 25th day following the day on which notice of the meeting is to be sent, December 22, 2014. If no nominations are so made, only the nominations made by the Board of Directors may be voted upon at the 2015 annual meeting.

Each notice of a director nomination should include the following: (i) name, address and number of shares owned by the nominating shareholder, (ii) the nominee’s name and address, (iii) a listing of the nominee’s background and qualifications, (iv) a description of all arrangements between such shareholder and each nominee and any other person and (v) all other information relating to such person that is required to be disclosed in the solicitations for proxies for election of directors under applicable SEC and NYSE rules and regulations. A signed statement from the nominee should accompany the notice of nomination indicating that he or she consents to being considered as a nominee and that, if nominated by the Board and elected by the shareholders, he or she will serve as a director.

Qualifications for Directors

The Nominating and CG Committee uses a variety of methods to identify nominees for director, including considering potential director candidates who come to the committee’s attention through current officers, directors, professional search firms, shareholders or other persons. Nominees for director must possess, at a minimum, the level of education, experience, sophistication and expertise required to perform the duties of a member of the board of directors of a public company of our size and scope. Once a person is nominated, the committee will assess the qualifications of the nominee, including an evaluation of his or her judgment and skills. The Board has adopted guidelines outlining the qualifications sought when considering non-employee director nominees, which are discussed in our Guidelines posted on the Corporate Governance page of our website.

Based on the Guidelines, the specific qualifications and skills the Board seeks across its membership to achieve a balance of experiences important to the Company include, but are not limited to, outstanding achievement in personal careers; prior board experience; wisdom, integrity and ability to make independent, analytical inquiries; understanding of our business environment; and a willingness to devote adequate time to Board duties. Other required specific qualifications and skills include a basic understanding of principal operational and financial objectives, and plans and strategies of a corporation or organization of our stature; results of operations and financial condition of an organization and of any significant subsidiaries or business segments; and a relative understanding of an organization and its business segments in relation to its competitors.

The Board is committed to diversified membership and does not discriminate on the basis of race, color, national origin, gender, religion or disability in selecting nominees. Although the Board has not established a formal policy on diversity, the Board and the committee believe it is important that our directors represent diverse viewpoints and backgrounds. Our Guidelines provide that the committee shall evaluate each director’s continued service on the Board, at least annually, by considering the appropriate skills and characteristics of members of the Board of Directors in the context of the then current makeup of the Board. This assessment includes the following factors: diversity (including diversity of skills, background and experience); age; business or professional background; financial literacy and expertise; availability and commitment; independence and other criteria that the committee or the full Board finds to be relevant. It is also the practice of the committee to consider these factors when screening and evaluating candidates for nomination to the Board.

Nominees for Director

Each of the following current directors has been nominated to serve an additional one-year term on the Board of Directors with such term expiring in 2016.

Robert W. Best, Chairman of the Board of Atmos Energy since April 2013; formerly Executive Chairman of the Board of Atmos Energy from October 2010 through March 2013 and Chairman of the Board and Chief Executive Officer of Atmos Energy from October 2008 through September 2010; currently a director of Associated Electric & Gas Insurance Services Limited. Mr. Best, 68, has been a director of Atmos Energy since 1997.

Mr. Best led the senior management team of Atmos Energy from March 1997 until his retirement as Chief Executive Officer on September 30, 2010. Prior to joining Atmos Energy, Mr. Best had an extensive background in the natural gas industry, especially in the interstate pipeline, gas marketing and gas distribution segments of the industry, while serving in leadership roles at Consolidated Natural Gas Company, Transco Energy Company and Texas Gas Transmission Corporation during his almost 40-year career. Mr. Best also has outside board experience as a member of the boards of the Maguire Energy Institute in the Cox School of Business at Southern Methodist University, Associated Electric & Gas Insurance Services Limited and the Gas Technology Institute, with leadership experience as chairman of the boards of Atmos Energy, the American Gas Association, the Southern Gas Association and the Dallas Regional Chamber of Commerce. Mr. Best’s knowledge and expertise in the energy industry and leadership abilities developed while with Atmos Energy, other energy companies and industry associations, as well as his demonstration of those attributes discussed in the “Qualifications for Directors” section, has led the Board to nominate Mr. Best to continue serving as a director of Atmos Energy.

Kim R. Cocklin, President and Chief Executive Officer of Atmos Energy since October 2010; formerly President and Chief Operating Officer of Atmos Energy from October 2008 through September 2010. Mr. Cocklin, 63, has been a director of Atmos Energy since 2009.

Mr. Cocklin was promoted to lead Atmos Energy as President and Chief Executive Officer in October 2010 and has been on the Company’s senior management team since March 2006, having served as President and Chief Operating Officer from October 2008 through September 2010, Senior Vice President, Utility Operations from February 2007 through September 2008 and Senior Vice President from March 2006 through January 2007. Mr. Cocklin has over 31 years of experience in the natural gas industry, most of that serving in senior management positions at Atmos Energy, Piedmont Natural Gas Company and The Williams Companies. Mr. Cocklin has a strong background in the natural gas industry, including interstate pipeline companies, local distribution companies and gas treatment facilities. He also has extensive experience in rates and regulatory matters, business development and Sarbanes-Oxley compliance matters. In addition, Mr. Cocklin has held leadership roles within leading natural gas industry associations, including the Southern Gas Association and the American Gas Association. Due to his professional experience in the energy industry and leadership roles with Atmos Energy, other energy companies and industry associations, as well as possessing those attributes discussed in the “Qualifications for Directors” section, the Board has nominated Mr. Cocklin to continue serving as a director of Atmos Energy.

Richard W. Douglas, Executive Vice President for Jones Lang LaSalle LLC in Dallas, Texas since July 2008. Mr. Douglas, 67, has been a director of Atmos Energy since 2007.

Mr. Douglas has gained leadership experience with Jones Lang LaSalle LLC, a global real estate management and investment firm and developed business and strategic planning expertise while at The Staubach Company, a nationally renowned real estate brokerage and services firm with international partnerships. Mr. Douglas also possesses outside board experience on numerous civic and nonprofit boards such as the United Way of Metropolitan Dallas and the Greater Dallas Chamber of Commerce. As a result of Mr. Douglas’ experience as a leader in commercial real estate and numerous non-profit community organizations, his expertise in business and strategic planning, as well as his exhibition of those attributes discussed in the “Qualifications for Directors” section, the Board has nominated Mr. Douglas to continue serving as a director of Atmos Energy.

Ruben E. Esquivel, Vice President for Community and Corporate Relations for UT Southwestern Medical Center in Dallas, Texas since December 1995. Mr. Esquivel, 71, has been a director of Atmos Energy since 2008.

Mr. Esquivel has led the community and corporate relations efforts for UT Southwestern, one of the nation’s leading academic medical and research institutions, for the past 19 years. During his 34-year career, including his service as President and Chief Executive Officer with AVO International, a specialized management consulting firm serving the pharmaceutical, biotech, high tech, energy and finance industries, Mr. Esquivel gained valuable leadership and managerial experience. Mr. Esquivel also has served as a leader on the boards of publicly-held and non-profit organizations, including his past appointment as chairman of the Texas Guaranteed Student Loan Corporation, and chairman of several boards including the Dallas County Hospital District, North Texas Commission and YMCA of Metropolitan Dallas. As a result of his business and leadership experience with AVO International and UT Southwestern as well as leadership experience on the boards of other publicly-held and non-profit corporations, in addition to displaying those attributes discussed in the “Qualifications for Directors” section, the Board has nominated Mr. Esquivel to continue serving as a director of Atmos Energy.

Richard K. Gordon, General Partner of Juniper Capital LP in Houston, Texas since March 2003 and General Partner of Juniper Energy LP in Houston, Texas since August 2006; currently a director of ExoStat Medical, Inc. and Resuscitation International, LLC. Mr. Gordon, 65, has been a director of Atmos Energy since 2001.

For both Juniper Capital LP and Juniper Energy LP, Mr. Gordon has been responsible for managing a portfolio comprised of approximately $2 billion of power generation, mineral, oil and gas, natural gas gathering and oilfield services assets for more than 10 years. Prior to working with Juniper Capital and Juniper Energy, Mr. Gordon spent 29 years working with such financial services firms as Dillon, Read & Co., The First Boston Corporation and Merrill Lynch & Co. At such firms, Mr. Gordon was responsible for investment banking activities related to energy and power companies, including natural gas distribution companies. Based upon his extensive business experience in investment banking and the energy industry and his in-depth leadership experience, including chairing the HR Committee, as well as possessing those attributes discussed in the “Qualifications for Directors” section, the Board has nominated Mr. Gordon to continue serving as a director of Atmos Energy.

Robert C. Grable, founding Partner, Kelly Hart & Hallman LLP in Fort Worth, Texas since April 1979. Mr. Grable, 68, has been a director of Atmos Energy since 2009.

Mr. Grable possesses advanced leadership skills developed as partner and one of seven founders of Kelly Hart & Hallman LLP, a large regional law firm. Mr. Grable has extensive experience in representing companies in the oil and gas industry, having represented oil and gas producers, pipelines and utilities in transactions, regulatory matters and litigation, for over 38 years. Mr. Grable also has outside board experience as a Trustee of the University of Texas Law School Foundation and as an advisory board member for the local division of a global financial services firm. Mr. Grable is also a member of the McDonald Observatory and Astronomy Board of Visitors at the University of Texas at Austin. As a result of his extensive legal experience with clients in the energy industry and leadership experience with boards of for-profit and non-profit organizations, as well as possessing those attributes discussed in the “Qualifications for Directors” section, the Board has nominated Mr. Grable to continue serving as a director of Atmos Energy.

Thomas C. Meredith, Ed.D, President, Effective Leadership LLC from April 2009 to present. Dr. Meredith, 73, has been a director of Atmos Energy since 1995.

Dr. Meredith has exhibited leadership skills over the past 17 years through his roles as an administrative and financial consultant to university boards and presidents, Commissioner of Mississippi Institutions of Higher Learning, Chancellor of the University System of Georgia and Chancellor of the University of Alabama System. He also led an economic development task force for the State of Alabama, which led to the implementation of a major economic development plan for that state. Dr. Meredith is a recognized consultant in executive leadership and board development matters and he has experience in supervising executive level accounting staffs, which has added to his financial and macroeconomic knowledge and related skills. Dr. Meredith’s in-depth experience with management and strategic planning, his leadership abilities and his display of the attributes discussed in the “Qualifications for Directors” section have resulted in the Board’s nomination of Dr. Meredith to continue serving as a director of Atmos Energy.

Nancy K. Quinn, Independent energy consultant in Key Biscayne, Florida since July 1996; currently a director and chair of the audit committee of Endeavour International Corporation and a director of Helix Energy Solutions Group, Inc., a New York Stock Exchange company. Ms. Quinn, 61, has been a director of Atmos Energy since 2004.

Ms. Quinn provides senior financial and strategic advice, primarily to clients in the energy and natural resources industries. Prior to 1996, Ms. Quinn held a senior advisory role with the Beacon Group, focusing on energy industry private equity opportunities and merger and acquisition transactions. Ms. Quinn gained extensive experience in independent exploration and production, as well as in diversified natural gas and oilfield service sectors, while holding leadership positions at such firms as PaineWebber Incorporated and Kidder, Peabody & Co. Incorporated. Ms. Quinn has corporate governance leadership experience as chair of the audit committee of Endeavour International and has outside board experience as a member of the boards of Endeavour International and Helix Energy Solutions Group. Ms. Quinn was also previously a member of the boards of Louis Dreyfus Natural Gas and DeepTech International. The Board has nominated Ms. Quinn, based upon her considerable experience in the natural gas industry, her demonstrated leadership abilities as a board leader in several public companies and her exhibition of those attributes discussed in the “Qualifications for Directors” section, to continue serving as a director of Atmos Energy.

Richard A. Sampson, General Partner and Founder of RS Core Capital, LLC, a registered investment advisory firm since January 2013; formerly Managing Director and Client Adviser of JPMorgan Chase & Co. in New York, San Francisco and Denver from May 2006 to May 2012. Mr. Sampson, 64, has been a director of Atmos Energy since 2012.

Mr. Sampson held numerous senior leadership positions with JPMorgan Chase, a global financial services firm, through which he gained extensive knowledge of portfolio management, investment concepts, strategies and analytical methodologies. Mr. Sampson’s 27 years in investment management has provided him with an understanding of global and domestic macroeconomics and capital market issues, financial markets, securities and a solid understanding of state and federal laws, regulations and policies. In addition to his display of the attributes discussed in the “Qualifications for Directors” section, his substantial experience in investment management and his knowledge of complex financial transactions, has led the Board to nominate Mr. Sampson to continue to serve as a director of Atmos Energy.

Stephen R. Springer, Retired. Currently a director of DCP Midstream Partners, LP. Mr. Springer, 68, has been a director of Atmos Energy since 2005.

Mr. Springer’s professional career includes 32 years in the regulated and nonregulated energy industry, while holding leadership roles at Texas Gas Transmission Corporation, Transco Energy Company and The Williams Companies. Mr. Springer’s knowledge of the natural gas industry is based on his experience in the natural gas transmission, marketing, supply, transportation, business development, distribution and gathering and processing segments of the industry. Mr. Springer also has outside board experience as a member of the boards of DCP Midstream Partners, LP, a New York Stock Exchange listed partnership, and the Indiana University Foundation. The Board has nominated Mr. Springer to continue serving as a director of Atmos Energy in light of his considerable experience in the natural gas industry, his leadership abilities developed while with The Williams Companies and service on the boards of other public companies, as well as his exhibition of those attributes discussed in the “Qualifications for Directors” section.

Richard Ware II, Chairman and President of Amarillo National Bank in Amarillo, Texas since May 2014; formerly President of Amarillo National Bank from January 1982 to May 2014. Mr. Ware, 68, has been a director of Atmos Energy since 1994.

Mr. Ware has developed substantial knowledge of the financial services industry during his 43-year career with a nationally recognized banking institution. Mr. Ware has a strong background in assessing and overseeing complex financial matters, as well as leadership experience in supervising principal financial officers and experience on the audit or finance committees of Atmos Energy, Southwest Coca Cola Bottling Company and the board of trustees of Southern Methodist University. Due to his valuable insight into financial-related matters gained through his extensive banking industry experience and demonstrated leadership, particularly in his past and present directorships, as well as his demonstration of those attributes discussed in the “Qualifications for Directors” section, the Board has nominated Mr. Ware to continue serving as a director of Atmos Energy.

The Board of Directors recommends that our shareholders vote FOR each of the nominees named above for election to the Board.

DIRECTOR COMPENSATION

Annual Compensation

As compensation for serving as a director during fiscal 2014, each of our non-employee directors received an annual retainer of $75,000, payable in advance on a quarterly basis. Mr. Best receives an additional annual fee of $125,000, payable in advance on a quarterly basis, for the additional services he provides in connection with being the Chairman of the Board. In addition, our Lead Director, Ms. Quinn, also receives an additional annual fee of $25,000, also payable in advance on a quarterly basis, for additional services she provides in connection with being the Lead Director. As chair of the Audit Committee, Ms. Quinn is paid an additional annual fee of $9,000 for additional services provided in connection with her committee duties and responsibilities while the chairs of the remainder of the Board committees are each paid an additional annual fee of $8,500 for such additional services provided.

The Company also provides our non-employee directors the option to receive all or part of their director fees (in 10 percent increments) in Atmos Energy common stock through the LTIP in order to increase the proprietary interest of our non-employee directors in the Company’s long-term prospects and the strategic growth of our business. The common stock portion of the payment of the fee earned in each quarter is issued as soon as possible following the first business day of each quarter. The number of shares issued is equal to the amount of the fee that would have been paid to the non-employee director during a quarter divided by the fair market value (mean of the highest and lowest prices as reported on the NYSE Consolidated Tape) on the first business day of such quarter. Only whole numbers of shares of common stock may be issued; fractional shares are paid in cash. Two of our directors elected this option under our former Atmos Energy Corporation Outside Directors Stock-for-Fee Plan (“Stock-for-Fee Plan”), the termination of which was approved by the Board, effective September 1, 2014. However, the Board also approved the incorporation of the provisions of that former plan into the LTIP, also effective September 1, 2014.

With respect to other director compensation matters, all directors are reimbursed for reasonable expenses incurred in connection with attendance at Board and committee meetings. A director who is also an officer or employee receives no compensation for his or her service as a director. We provide business travel accident insurance for non-employee directors and their spouses. The policy provides $100,000 coverage to directors and $50,000 coverage to their spouses per accident while traveling on Company business.

Long-Term Compensation

Each non-employee director participates in the Atmos Energy Corporation Equity Incentive and Deferred Compensation Plan for Non-Employee Directors (“Directors Plan”). This plan allows each such director to defer receipt of his or her annual retainer fee or other director fees and to invest such deferred fees in either a cash account or a stock account (in 10 percent increments). The Directors Plan is intended to encourage qualified individuals to accept nominations as directors of the Company and to better align the interests between the non-employee directors and the Company’s other shareholders.

The amount of the fee allocated as a credit to the cash account is converted to a cash balance as of the first business day of each quarter to be credited with interest at a rate equal to two and a half percent (2.5%) plus the annual yield reported on a 10-year U.S. Treasury Note for the first business day of January for each plan year. Interest on the accumulated balance of the cash account is payable monthly. The amount of the fee allocated as a credit to the stock account is converted to share units. The fee payable for the quarter is converted to a number of whole and, if applicable, fractional share units on the first business day of that quarter. Share units are also credited with dividend equivalents whenever dividends are declared on shares of the Company’s common stock. Such dividend equivalent credits are converted to whole and, if applicable, fractional share units on the same day on which such dividends are paid. At the time of a participating director’s retirement, plan benefits paid from the cash account are paid in the form of cash. Plan benefits paid from the stock account are paid in the form of shares of common stock equal in number to whole share units in the director’s stock account. Any fractional share units are rounded up to a whole share unit prior to distribution. Each non-employee director also receives an annual grant of share units (currently 3,000 units) under the LTIP each year he or she serves on the Company’s Board of Directors. The grants generally occur on the 30th day following the Company’s annual meeting of shareholders each year and become payable at the time of the director’s retirement, in the same manner as share units under the Directors Plan.

Summary of Cash and Other Compensation

The following table sets forth all compensation paid to our non-employee directors for fiscal 2014:

Director Compensation for Fiscal Year 2014(a)

Name	Fees Earned or Paid in Cash ($)(b)	Stock Awards ($)(c)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(d)	All Other Compensation ($)(e)	Total ($)
Robert W. Best	200,000	144,442	—	—	344,442
Richard W. Douglas	75,000	168,741	—	—	243,741
Ruben E. Esquivel	75,000	163,978	7,040	4,162	250,180
Richard K. Gordon	83,500	189,726	—	—	273,226
Robert C. Grable	75,000	159,456	—	—	234,456
Dr. Thomas C. Meredith	83,500	208,036	3,350	1,994	296,880
Nancy K. Quinn	109,000	186,642	5	2	295,649
Richard A. Sampson	75,000	144,481	—	—	219,481
Stephen R. Springer	75,000	176,894	—	—	251,894
Richard Ware II	83,500	205,441	—	—	288,941

(a)	No stock options were awarded to our directors and no non-equity incentive plan compensation was earned by our directors in fiscal 2014.

(b)	In addition to his annual retainer of $75,000, Mr. Best received an annual fee of $125,000 for serving as Chairman. Non-employee directors may defer all or a part of their annual cash retainer under our Directors Plan. During fiscal 2014, Ms. Quinn and Mr. Esquivel elected to defer a portion of their director fees (a total of $51,800), under such Plan, which amounts are included in this column and are described in the table below. Deferred amounts are invested, at the election of the participating director, either in a stock account or a cash account. Although Dr. Meredith did not participate in the deferred compensation feature of the Directors Plan in fiscal 2014, interest has continued to be paid monthly on the accumulated balance of the cash account associated with his participation in previous years.

Also, under our former Stock-for-Fee Plan, Mr. Grable elected to forego the receipt in cash of a total of 30 percent of his director fees ($22,500) and instead received shares of our common stock in fiscal 2014, while Mr. Ware elected to receive in lieu of cash a total of 70 percent of his director fees ($58,450) in common stock under such plan. These shares do not contain any restrictions and were awarded on the first trading day of the quarter in which such fees were earned at the fair market value on that date. As a result of such elections, a total of 482 shares were issued to Mr. Grable and 1,253 shares to Mr. Ware on the following dates and at the following fair market values during fiscal 2014: (i) October 1, 2013, with a fair market value of $42.66 per share; (ii) January 2, 2014, with a fair market value of $44.99 per share; (iii) April 1, 2014, with a fair market value of $46.83 per share and (iv) July 1, 2014, with a fair market value of $53.02 per share. Fractional shares were paid in cash.

(c)	The amounts in this column represent the fair market value on the date of grant, calculated in accordance with FASB ASC Topic 718 of the share units awarded to our directors under our LTIP for service on our Board in fiscal 2014. The grants do not contain restrictions and were awarded to Ms. Quinn, Dr. Meredith, and Messrs. Best, Douglas, Esquivel, Gordon, Grable, Sampson, Springer and Ware on March 7, 2014 at a fair market value of $45.51 per share. As of the last day of fiscal 2014, no director held any stock options or unvested stock awards. The amounts shown also reflect the total of all quarterly dividend equivalents on accumulated share units under our Directors Plan as well as quarterly dividend equivalents earned on the stock accounts of the directors who elected to defer a portion of their annual cash retainer under our Directors Plan.

(d)	The amounts in this column represent the amount of above-market interest earned during fiscal 2014 on the accumulated amount of Board fees deferred to cash accounts. Interest considered above-market is the incremental rate of interest earned above 120 percent of the 10-year U.S. Treasury Note rate, which is reset on January 1 each year.

(e)	Represents market rate of interest accrued during fiscal 2014 on the accumulated amount of board fees deferred to a cash account, including deferrals made to the cash account in 2014. No director received perquisites and other personal benefits with an aggregate value equal to or exceeding $10,000 during fiscal 2014. All perquisites and other benefits were valued at the aggregate incremental cost to the Company.

Director Deferred Board Fees

The following table sets forth, for each participating non-employee director, the amount of director compensation deferred during fiscal 2014 and cumulative deferred compensation as of September 30, 2014:

Director Deferred Board Fees for Fiscal Year 2014

Name	Board Fees Deferred to Stock Account ($)(a)	Dividend Equivalents Earned on Stock Account and Reinvested ($)(b)	Cumulative Board Fees Deferred to Stock Account at September 30 ($)	Board Fees Deferred to Cash Account ($)	Interest Earned on Cash Account ($)(c)	Cumulative Board Fees Deferred to Cash Account at September 30 ($)
Ruben E. Esquivel	—	—	—	30,000	11,202	231,840
Dr. Thomas C. Meredith	—	2,958	52,477	—	5,344	105,467
Nancy K. Quinn	21,800	5,392	132,830	—	7	138

(a)	Ms. Quinn elected to receive 20 percent of her director fees in deferred stock for fiscal 2014. The $21,800 amount represents 468 share units received in fiscal 2014. Deferrals of amounts in the stock account are treated as though the deferred amounts are invested in our common stock at the fair market value of the shares on the date earned. Shares of our common stock equal to the number of share units in a director’s stock account are issued to such director on the last day of the director’s service or a later date selected by the director.

(b)	Dividend equivalents earned on the accumulated amount of share units in the stock account are reinvested in additional share units based on the fair market value of the shares on the quarterly dividend payment dates. Such fair market values for fiscal 2014 were as follows: $45.05 on December 9, 2013; $45.44 on March 10, 2014; $51.17 on June 9, 2014 and $51.25 on September 8, 2014.

(c)	The amounts in this column represent interest earned during fiscal 2014 on the accumulated amount of board fees deferred to the cash account, including deferrals made to the cash account in fiscal 2014, at a rate equal to the 10-year U.S. Treasury Note rate on the first day of each plan year (January 1) plus 250 basis points.

Director Share Units

The following table sets forth the number of share units issued to our non-employee directors under the LTIP during fiscal 2014 for service on our Board or a Board committee and the number of share units earned as dividend equivalents during fiscal 2014 on the accumulated balances of share units for each director.

Director Share Units for Fiscal Year 2014(a)

Name	Share Units Awarded(#)(b)	Share Units Earned as Dividend Equivalents(#)(c)	Aggregate Grant Date Fair Value($)
Robert W. Best	3,000	163	144,442
Richard W. Douglas	3,000	669	168,741
Ruben E. Esquivel	3,000	570	163,978
Richard K. Gordon	3,000	1,106	189,726
Robert C. Grable	3,000	476	159,456
Dr. Thomas C. Meredith	3,000	1,487	208,036
Nancy K. Quinn	3,000	1,041	186,642
Richard A. Sampson	3,000	164	144,481
Stephen R. Springer	3,000	839	176,894
Richard Ware II	3,000	1,432	205,441

(a)	All awards of share units under our LTIP vest immediately upon grant. Accordingly, no unvested awards of share units are presented in this table.

(b)	This amount represents annual grants of share units awarded to each non-employee director under our LTIP, generally on the 30th calendar day following our annual meeting. The share units are converted to common stock on a one-for-one basis at the time of retirement from our Board and our directors have the option to take distribution in a single lump sum or in up to five annual installments.

(c)	Dividend equivalents earned on amounts of accumulated share units and deferred stock account balances under our Directors Plan are reinvested in additional share units based on the fair market value of the shares on the quarterly dividend payment dates.

BENEFICIAL OWNERSHIP OF COMMON STOCK

Security Ownership of Certain Beneficial Owners

The following table lists the beneficial ownership, as of December 1, 2014, with respect to each person known by us to be the beneficial owner of more than five percent (5%) of any class of our voting securities:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent (%) of Class(a)
Common stock	State Street Corporation(b) State Street Financial Center One Lincoln Street Boston, MA 02111	6,483,462	6.44
Common stock	The Vanguard Group, Inc.(c) 100 Vanguard Blvd. Malvern, PA 19355	5,659,788	5.62
Common stock	BlackRock, Inc.(d) 40 East 52nd Street New York, NY 10022	5,580,437	5.54
Common stock	FMR LLC(e) 245 Summer Street Boston, MA 02210	5,247,602	5.21

(a)	The percent of voting securities is based on the number of outstanding shares of our common stock as of December 1, 2014.

(b)	Based solely upon information contained in the most recently filed Schedule 13G, which was filed with the SEC on February 3, 2014, in which State Street reported that as of December 31, 2013, it held all of its shares as a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) of the Exchange Act and had shared voting and dispositive power with several of its affiliates over all 6,483,462 shares. State Street has not subsequently filed any Schedules G or amendments thereto with respect to its beneficial ownership of the Company’s common stock.

(c)	Based solely upon information contained in the most recently filed Schedule 13G/A, which was filed with the SEC on February 11, 2014, in which The Vanguard Group, Inc. (“Vanguard”) reported that as of December 31, 2013, it held all of its shares as an investment advisor in accordance with Rule 13d-1(b)(1)(ii)(E) of the Exchange Act and had sole voting power over 66,406 shares, sole dispositive power over 5,609,482 shares and shared dispositive power over 50,306 shares. Based on the Schedule 13G, (i) Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of Vanguard, is the beneficial owner of 50,306 shares as a result of its serving as investment manager of collective trust accounts, and (ii) Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of Vanguard, is the beneficial owner of 16,100 shares as a result of its serving as investment manager of Australian investment offerings. Vanguard has not subsequently filed any Schedules G or amendments thereto with respect to its beneficial ownership of the Company’s common stock.

(d)	Based solely upon information contained in the most recently filed Schedule 13G/A, which was filed with the SEC on January 28, 2014, in which BlackRock, Inc. reported that as of December 31, 2013, it held all of its shares as a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) of the Exchange Act and had sole voting power over 5,222,089 shares and sole dispositive power over all 5,580,437 shares. BlackRock Inc. has not subsequently filed any Schedules G or amendments thereto with respect to its beneficial ownership of the Company’s common stock.

(e)	Based solely upon information contained in the most recently filed Schedule 13G, which was filed with the SEC on February 14, 2014 in which FMR LLC, reported that as of December 31, 2013, it held all of its shares as a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) of the Exchange Act and had sole voting power over 883,435 shares, with several of its affiliates having sole voting power over the remaining 4,364,167 shares. In addition, FMR LLC had sole dispositive power over all 5,247,602 shares. FMR LLC has not subsequently filed any Schedules G or amendments thereto with respect to its beneficial ownership of the Company’s common stock.

State Street is currently considered a “related person” under our related person transactions guidelines as a result of being a beneficial owner of more than five percent (5%) of our common stock outstanding. As discussed above under “Related Person Transactions,” State Street and its affiliates provide certain services to the Company and our Master Trust, including providing payment services for certain of our benefit plans, acting as trustee of our Master Trust and other benefits plans-related trusts, as well as providing investment management and payment processing services. We paid State Street a total of approximately $123,000 and the Master Trust paid State Street a total of approximately $267,000 for these services during fiscal 2014. Although Vanguard, BlackRock, Inc. and FMR LLC are also each considered a “related person” under our related person transactions guidelines as a result of being a beneficial owner of more than five percent (5%) of our common stock outstanding, the Company engaged in no transactions with any of these firms during fiscal 2014.

Security Ownership of Management and Directors

The following table lists the beneficial ownership, as of December 1, 2014, of our common stock, the only class of securities issued and outstanding, with respect to all our directors and nominees for director, our chief executive officer, chief financial officer and our three other most highly compensated executive officers (our “named executive officers”) and all our directors and executive officers as a group. Except as otherwise noted, the directors, nominees and named executive officers, individually or as a group, have sole voting and investment power with respect to the shares listed.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(#)(a)		Percent (%) of Class(b)
Robert W. Best	644,463	(c)
Kim R. Cocklin	349,475
Richard W. Douglas	28,473	(c)
Bret J. Eckert	29,016
Ruben E. Esquivel	20,663	(c)
Richard K. Gordon	47,389	(c)
Robert C. Grable	21,692	(c)
Louis P. Gregory	116,941
Michael E. Haefner	100,181
Dr. Thomas C. Meredith	51,013	(c)
Nancy K. Quinn	37,546	(c)
Richard A. Sampson	7,742	(c)
Stephen R. Springer	29,555	(c)
Marvin L. Sweetin	68,330
Richard Ware II	62,887	(c)
All directors, nominees and executive officers as a group (15 individuals)(b)(c)	1,615,366		1.60

(a)	These shares of our common stock are owned directly by each listed person, including shares held in our RSP, and by members of his or her household and are held individually, jointly or pursuant to a trust agreement, an IRA or other type of arrangement.

(b)	The percentage of shares beneficially owned by any individual does not exceed one percent (1%) of the class so owned.

(c)	Includes cumulative share units, with no voting rights, credited to the following directors under our Directors Plan and LTIP in the following respective amounts: Mr. Best, 6,215 units; Mr. Douglas, 22,942 units; Mr. Esquivel, 19,663 units; Mr. Gordon, 37,389 units; Mr. Grable, 16,551 units; Dr. Meredith, 49,993 units; Ms. Quinn, 35,546 units; Mr. Sampson, 6,242 units; Mr. Springer, 28,555 units and Mr. Ware, 48,207 units.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than 10 percent of our common stock to file with the SEC initial reports of ownership and reports of changes in their ownership in our common stock. Directors, certain executive officers and greater-than-ten-percent beneficial shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such reports furnished to us, we believe that, during fiscal 2014, all of our directors (other than Messrs. Best and Cocklin), named executive officers (other than Messrs. Sweetin, Gregory and Haefner) and greater-than-ten-percent beneficial owners were in compliance with the Section 16(a) filing requirements. Due to an inadvertent administrative error, a Form 4 for each of Messrs. Best, Cocklin, Sweetin, Gregory and Haefner was filed two days late on November 7, 2013 (which were due November 5, 2013), concerning the vesting of time-lapse RSUs awarded under the LTIP, which vested on November 2, 2013.

PROPOSAL TWO—RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Ernst & Young to continue as our independent registered public accounting firm for the fiscal year ending September 30, 2015. The firm of Ernst & Young (and its predecessors) has been our independent registered public accounting firm since our incorporation in 1983. It is expected that representatives of Ernst & Young will be present at the annual meeting. The representatives of Ernst & Young will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

In accordance with good corporate governance practices, the Company submits the Audit Committee’s appointment of Ernst & Young as its independent registered public accounting firm to our shareholders for ratification each year. If the appointment of Ernst & Young is not so ratified, the Audit Committee will take into account the outcome of the vote in its future selection of an independent registered public accounting firm.

As discussed in “Audit Committee Pre-Approval Policy,” beginning on page 15, all professional services provided by Ernst & Young were pre-approved by the Audit Committee in accordance with its pre-approval policy.

The Board of Directors recommends that our shareholders vote FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2015.

Audit and Related Fees

Fees for professional services provided by our independent registered public accounting firm, Ernst & Young, in each of the last two fiscal years, in each of the following categories are:

	September 30
	2014	2013
	($ In thousands)
Audit Fees	3,377	3,469
Audit-Related Fees	—	—
Tax Fees	2	48
All Other Fees	—	—

Total Fees	3,379	3,517

Audit Fees.    Fees for audit services include fees associated with the annual audit, the assessment by the firm of our design and operating effectiveness of internal control over financial reporting and the reviews of our quarterly reports on Form 10-Q. In addition, this amount includes fees associated with the issuance of consents and comfort letters relating to the registration of Company securities and assistance with the review of documents filed with the SEC, as well as fees for an audit provided in connection with a statutory filing.

Tax Fees.    Tax fees include fees relating to reviews of tax returns, tax consulting, and assistance with sales and use tax filings and audits.

Audit Committee Report

The Audit Committee of the Board of Directors is composed of five directors who are independent directors as required by and in compliance with all applicable listing standards of the NYSE as well as all applicable rules and regulations of the SEC, as discussed in the “Corporate Governance and Other Board Matters” section of this proxy statement. The Audit Committee acts under a written charter adopted by the Board of Directors, which sets forth its detailed responsibilities and duties, as well as requirements for the Audit Committee’s composition and meetings. A copy of the charter is available on the Corporate Governance page of the Company’s website.

The primary purpose of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the financial reporting processes of the Company, including systems of internal control over financial reporting and disclosure controls and procedures. Ernst & Young is responsible for (i) expressing an opinion, based on its audit, as to the conformity of the audited financial statements with generally accepted accounting principles and (ii) expressing an opinion, based on its audit, on the effectiveness of the Company’s internal control over financial reporting.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements appearing in the Company’s 2014 Annual Report on Form 10-K with both management and Ernst & Young, which included a discussion of the critical accounting policies and practices used by the Company, and alternative treatments of financial information within generally accepted accounting principles, if any, and their effects, including the treatments preferred by the independent registered public accounting firm, if applicable. In addition, the Committee reviewed all other material communications between the Company and Ernst & Young.

Management has represented to the Audit Committee that the Company’s internal control over financial reporting is effective. The Audit Committee then reviewed and discussed management’s assessment with management and Ernst & Young. The Audit Committee also discussed with Ernst & Young its report on the Company’s internal control over financial reporting as well as the matters required to be discussed under generally accepted auditing standards, including those matters set forth in Auditing Standard No. 16, Communication with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”).

In addition, the Audit Committee has received and reviewed the written disclosures and letter from Ernst & Young, which are required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with Ernst & Young the firm’s independence. The Audit Committee also received and reviewed those disclosures related to the independence of the Company’s independent registered public accounting firm required by the provisions of the Sarbanes-Oxley Act of 2002 and related rules and regulations of the SEC. The Audit Committee has also considered the fees paid to Ernst & Young during the last fiscal year for audit and non-audit services and has determined that the non-audit services provided are compatible with the firm’s independence and are in compliance with applicable law.

The Audit Committee has also discussed with KPMG, which provides internal audit services to the Company, and Ernst & Young, the overall scope and plans for their respective audits. The Committee periodically meets with both firms, with and without management present, to discuss the results of their examinations, the assessments of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (which the Board has approved) that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended September 30, 2014 for filing with the SEC. The Audit Committee has also appointed Ernst & Young as the Company’s independent registered public accounting firm for the 2015 fiscal year, which appointment will be submitted to our shareholders for their ratification at our 2015 annual meeting of shareholders.

Respectfully submitted by the Members of the Audit Committee of the Board of Directors:

Nancy K. Quinn, Chair

Ruben E. Esquivel

Robert C. Grable

Richard A. Sampson

Richard Ware II

PROPOSAL THREE—NON-BINDING, ADVISORY VOTE

ON APPROVAL OF EXECUTIVE COMPENSATION

Background of the Proposal

We are required by Section 14A of the Exchange Act to hold a separate non-binding, advisory shareholder vote to approve the compensation of our named executive officers (who are the only executive officers of the Company), as described in the Compensation Discussion and Analysis, the executive compensation tables and any related information in our proxy statement (commonly referred to as the “Say-on-Pay” proposal). At our annual meeting of shareholders on February 9, 2011, our shareholders voted overwhelmingly to adopt the recommendation of our Board to vote on the Say- on-Pay proposal every year at our annual meeting in that year and the following five years. As a result, we will submit our Say-on-Pay proposal to our shareholders at each annual meeting through the February 2016 meeting, when we will be required to submit to our shareholders another non-binding, advisory proposal on the frequency of the vote on the Say-on-Pay proposal, the outcome of which will determine the frequency that our Say-on-Pay proposal will be presented to our shareholders during our annual meetings February 2017 through February 2022.

Executive Compensation

As discussed below in the “Compensation Discussion and Analysis” section of this proxy statement, beginning on page 37, the Board believes that our current executive compensation program directly links executive compensation to our financial performance and aligns the interests of our executive officers with those of our shareholders and customers. Our Board also believes that our executive compensation program provides our executive officers with a balanced compensation package that includes a reasonable base salary along with annual and long-term incentive compensation plans that are based on the Company’s financial performance. As discussed below in “Elements of Executive Compensation,” beginning on page 39, for fiscal 2014, about 81 percent of our President and Chief Executive Officer’s actual total direct compensation was performance-based, while the average for the other named executive officers was about 70 percent. These incentive plans are designed to reward our executive officers on both an annual and long-term basis if they attain specified target goals, the attainment of which do not require the taking of an unreasonable amount of risk, as discussed above in “Compensation Risk Assessment,” beginning on page 16. Our shareholders overwhelmingly approved this executive compensation philosophy when they approved the executive compensation of our named executive officers at our last annual meeting with a positive vote of over 96 percent. See “Additional Information on Named Executive Officer Compensation,” beginning on page 44.

The HR Committee periodically reviews the Company’s overall approach to executive compensation to see that the Company’s current benefits, perquisites, policies and practices continue to be in line with the best practices of companies in the natural gas distribution industry and to assist us with the hiring and retention of a high-quality management team. As a result, during the past several years, the HR Committee recommended several changes to our executive compensation program, which changes were approved by the Board, including:

•

Reduction in premiums paid on the value of time-lapse RSUs and shares of bonus stock granted to participants in our Incentive Plan who elect to convert all or a portion of their incentive payments to such equity grants;

•	Exclusion from the performance targets and actual performance attainment on both short-term and long-term incentive compensation of any mark-to-market gains or losses;

•

Imposition of limits, at the target level of performance, on both short-term and long-term incentive compensation paid to our named executive officers if the Company’s TSR for the applicable period is negative;

•	Adoption of a clawback policy, providing for the recoupment of executive compensation under certain circumstances; and

•	Adoption of a policy prohibiting hedging transactions in our common stock.

The “Compensation Discussion and Analysis” discussion, beginning on page 37, includes additional details about our executive compensation program. This Say-on-Pay proposal is set forth in the following resolution:

RESOLVED, that the shareholders of Atmos Energy Corporation approve, on an advisory basis, the compensation of its named executive officers for fiscal 2014, as disclosed in the Company’s Proxy Statement for the 2015 Annual Meeting of Shareholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related information found in the proxy statement of Atmos Energy Corporation.

Because your vote on this proposal is advisory, it will not be binding on the Board or the Company. However, the HR Committee and the Board of Directors will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors recommends that our shareholders vote FOR the approval of the compensation of our named executive officers,

as disclosed in this proxy statement, pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

Human Resources Committee Report

The Human Resources Committee of the Board of Directors has the responsibility for reviewing and recommending to the full Board of Directors, the Company’s executive compensation program. The committee is composed entirely of persons who qualify as independent directors under the listing standards of the NYSE. In this context, the committee has met, reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the Compensation Discussion and Analysis in this proxy statement.

Respectfully submitted by the members of the Human Resources Committee of the Board of Directors:

Richard K. Gordon, Chair

Richard W. Douglas

Ruben E. Esquivel

Robert C. Grable

Thomas C. Meredith

Richard A. Sampson

COMPENSATION DISCUSSION AND ANALYSIS

Summary

In this section of the proxy statement, we discuss our executive compensation objectives and strategy, the elements of compensation that we provide to our named executive officers, and the analysis we employed in reaching the decisions to pay the specific amounts and types of executive compensation discussed. Later, under “Named Executive Officer Compensation,” beginning on page 49, we present a series of tables containing specific information about the compensation paid to or earned by our named executive officers during fiscal 2014, as well as more information about the elements of our executive officer compensation program. The discussion below is intended to assist you in understanding the information provided in the tables and in putting that information into context. Our named executive officers for fiscal 2014 are listed below:

Name	Title
Kim R. Cocklin	President and Chief Executive Officer
Bret J. Eckert	Senior Vice President and Chief Financial Officer
Marvin L. Sweetin	Senior Vice President, Utility Operations
Louis P. Gregory	Senior Vice President, General Counsel and Corporate Secretary
Michael E. Haefner	Senior Vice President, Human Resources

Our executive compensation program is built upon our strategy of “Total Rewards,” which we adopted for all our employees in 1998. Under our Total Rewards strategy, we take a comprehensive view of the various compensation plans and employee benefits that comprise the total package of compensation that is offered to all our corporate officers, including the named executive officers in this proxy statement, division presidents and other key employees. The Total Rewards strategy is based on the payment of (i) total cash compensation, composed of base salary and annual incentive compensation and (ii) total direct compensation, composed of total cash compensation and the annualized expected value of long-term incentive compensation awards, being targeted at the 50th percentile of all such compensation for equivalent positions at companies of comparable size in the natural gas distribution industry, which is represented by companies in our proxy peer group and in an energy services industry database, as discussed below under “Competitive Executive Compensation Benchmarking,” beginning on page 45. We believe this strategy also fosters a philosophy of “pay for executive performance” through the use of both annual and long-term incentive plans.

Overview of Annual Incentive Compensation Paid for Fiscal 2014 Financial Performance.    The Company exceeded its target EPS goal under the Incentive Plan of $2.71 per diluted share in fiscal 2014, by earning $2.90 per diluted share, excluding mark-to-market gains recognized by the Company’s nonregulated operations. This performance attainment resulted in the named executive officers, and the other participants in the Incentive Plan, receiving awards equal to 170 percent of their respective target awards (as a specified percentage of base salary). See “Annual Incentive Compensation,” beginning on page 40.

Overview of Long-Term Incentive Compensation Paid for Fiscal 2012-2014 Financial Performance.    The Company achieved a cumulative diluted EPS amount of $7.91, excluding mark-to-market gains recognized by the Company’s nonregulated operations, compared to the cumulative diluted EPS target amount of $7.41 during the three-year performance period ended September 30, 2014 (fiscal 2012-2014), for the grants of performance-based RSUs awarded in May 2012. The participants, including the named executive officers, earned a total number of performance-based RSUs equal to 150 percent of the target (the maximum level) plus dividend equivalents, in the form of shares of common stock issued in November 2014. See “Long-Term Incentive Compensation,” beginning on page 41.

Our Total Rewards strategy, in which we limit the use of executive benefits and perquisites, is reviewed each year and updated as needed by our HR Committee, with assistance from its independent executive compensation consultant, Pay Governance LLC. None of our employees, including our named executive officers, have an employment agreement with the Company. Our executive compensation program does not permit or include problematic pay practices such as (i) the repricing of “underwater” stock options without shareholder approval, (ii) excessive perquisites or (iii) change in control severance payments that (a) exceed three times base salary and most recent bonus, (b) are triggered without an involuntary job loss or substantial diminution of duties (“single triggers”) or (c) contain excise tax gross-up payments. We believe that our executive compensation program provides our executive officers with a balanced compensation approach each year by providing a reasonable base salary along with annual and long-term incentive compensation plans that are based on the Company’s financial performance. These incentive plans are designed to reward our executive officers on both an annual and long-term basis if they attain specified target goals, the attainment of which do not require the taking of an unreasonable amount of risk, as discussed in “Compensation Risk Assessment,” beginning on page 16.

Executive Compensation Program Objectives and Strategy

Our executive compensation program is designed to ensure that the interests of our executive officers are closely aligned with those of our shareholders and that our executive officers are paid an appropriate amount of incentive compensation only when the Company’s performance warrants the payment of such compensation. We believe that our executive compensation program is effective in allowing the organization to attract and retain highly-qualified senior management who can deliver outstanding performance.

As discussed above, our executive compensation program is built on our Total Rewards strategy and is founded upon the following principles:

•

Our compensation strategy should be aligned with the overall business strategy of providing safe, quality service to our customers, seeking ongoing improvements in operating efficiencies and focusing upon growth opportunities;

•

Overall pay targets should reflect the intent to pay executive base salaries at the 50th percentile of the competitive market practice with targeted total cash compensation and targeted total direct compensation to be paid at the 50th percentile of competitive market practice, if established performance targets are reached;

•

Key executives charged with the responsibility for establishing and executing business strategy should have incentive compensation opportunities that are aligned with the creation of shareholder value and include upside potential with commensurate downside risk;

•

Incentive compensation plans, to the extent practical and consistent with our overall corporate business strategy, should comply with Section 162(m) of the Code, so that income tax deductions for executive compensation may be possibly taken by the Company;

•	Stock ownership, which is an important component of our executive compensation strategy, should closely align executives’ interests with those of our shareholders. To facilitate stock ownership for executives, stock-based incentive plans should be utilized, along with share ownership guidelines; and

•	Our compensation strategy should have a limited emphasis upon perquisites and other personal benefits.

Elements of Executive Compensation

The following discussion describes the various elements of executive compensation that we have provided to our named executive officers, as well as a discussion of why we pay each element, how we determine the amount we pay under each element and how each element fits into our overall compensation objectives.

Base Salary.    The amount of base salary paid to each named executive officer is a major determinant of the amounts of all other elements of compensation. For example, the annual awards under the Incentive Plan are based on a percentage of base salary. See “Annual Incentive Compensation,” beginning on page 40. In addition, the value of our long-term incentive compensation that the HR Committee has granted to our executive officers is based on a percentage of each named executive officer’s midpoint of his respective salary range. See “Long-Term Incentive Compensation,” beginning on page 41. Base salaries constitute only a portion of total direct compensation (base salary plus annual incentive award plus grants of long-term equity incentive compensation). In fiscal 2014, the base salary for our President and Chief Executive Officer constituted about 19 percent of his actual total direct compensation, while the average for the other named executive officers was about 30 percent. Positions are compared on the basis of job content to similar positions in companies in our proxy peer group and the energy services industry database. Salary ranges are reviewed on an annual basis and proposed salary ranges are reviewed and considered by the HR Committee in October of each year. The midpoint of each salary range is designed to approximate the 50th percentile of base salaries of such comparable companies. Our President and CEO provided the HR Committee with an oral presentation discussing his individual performance and contributions, along with a performance evaluation of each other named executive officer.

Each named executive officer’s base salary for the calendar year beginning January 1, 2014 was established by the HR Committee after considering the competitive benchmarking data for each position discussed below, the committee’s subjective evaluation of the performance of each named executive officer, the Company’s overall salary increase budget and related salary increase guidelines established by the Company as well as current economic conditions. Generally, the base salary for each named executive officer, as determined by the HR Committee for 2014, was established at or near the salary range midpoint for his pay grade, based upon the factors discussed above. As a result, the HR Committee approved an increase of three percent (3%) in the base salaries during calendar year 2014 for each of the named executive officers, other than Mr. Cocklin and Mr. Eckert, resulting in the following amounts:

Name	Base Salary
Kim R. Cocklin	$919,275
Bret J. Eckert	$413,875
Marvin L. Sweetin	$350,097
Louis P. Gregory	$365,167
Michael E. Haefner	$338,801

Mr. Cocklin was granted an increase in base salary of five percent (5%), based primarily on competitive benchmarking data for the position of president and chief executive officer and to adjust his base salary nearer to the salary range midpoint for his pay grade. Mr. Eckert was granted an increase in base salary of seven and a half percent (7.5%), also based primarily on competitive benchmarking data for the position of chief financial officer and to adjust his base salary nearer to the salary range midpoint for his pay grade. The HR Committee believes that the base salaries as determined for each of the named executive officers were appropriate and competitive with salaries offered for similar positions by companies in our proxy peer group and the energy services industry database and are consistent with our Total Rewards strategy.

Annual Incentive Compensation.    We believe it is important to provide our named executive officers with a reasonable financial incentive to maximize the Company’s financial performance each year. Through our Incentive Plan, we provide our named executive officers, along with our other officers, division presidents and other key management employees, an opportunity to earn an annual incentive award based upon the Company’s actual financial performance each year. The Incentive Plan is based on our ability to achieve a target level of EPS each year. The EPS performance measurement is the lynchpin of both our short-term (annual) and long-term compensation plans. The HR Committee believes that EPS is the most appropriate measurement of our financial performance both on an annual and long-term basis, because it reflects the growth of our operations. EPS is also one of the most well-known measurements of overall financial performance, which is widely used by financial analysts as well as the investing public. The HR Committee believes that using this measurement as the basis for our incentive compensation plans better aligns the interests of the participants in the Incentive Plan, including our named executive officers, with the interests of our shareholders and customers.

For fiscal 2014, the HR Committee reviewed competitive compensation benchmarking data, as discussed below, to establish an annual target opportunity expressed as a percentage of salary earned for the fiscal year for each participant in the Incentive Plan. The HR Committee has historically used varying percentages for annual target incentive award opportunities for all participants in the Incentive Plan, based on each participant’s particular pay grade. Our pay grades are based on competitive market data, as well as the job content and responsibility of each participant, and the potential impact that each participant could have on the operations and financial performance of the Company. The target incentive award opportunities for each participant are reviewed each year and benchmarked against the 50th percentile as described above in “Executive Compensation Program Objectives and Strategy,” beginning on page 38. There were no changes in the Incentive Plan targets from the prior fiscal year.

The Incentive Plan targets for fiscal 2014 for each of the named executive officers were as follows:

Name	Fiscal Year 2014 Incentive Plan Target as Percentage (%) of Salary Earned
Kim R. Cocklin	90
Bret J. Eckert	60
Marvin L. Sweetin	55
Louis P. Gregory	55
Michael E. Haefner	55

At its meeting in October 2013, the HR Committee established the threshold, target and maximum performance levels of EPS presented below, upon which the Incentive Plan’s awards would be based for fiscal 2014. The target EPS goal was based on our annual business plan and budget and took into account such factors as the allowed rates of return in our established service areas, natural gas pricing and volatility, budgeted capital expenditures, expected growth within our service areas, competitive factors from other service providers and other business considerations embedded in our annual business planning process.

The Company’s target level of diluted EPS was $2.71 for fiscal 2014 and the HR Committee adopted this level as the Incentive Plan’s target goal, with the threshold and maximum levels of performance and corresponding percentages of target awards as set forth in the table below. Since the actual performance level attained was between the target and maximum, straight-line interpolation was used to compute the percentage of the target award earned. The HR Committee has the discretion under the Incentive Plan to make downward adjustments to earned awards but may not make upward adjustments. For fiscal 2014, the HR Committee did not use its discretion to make negative adjustments to any awards for any participant in the Incentive Plan, including the named executive officers. However, the HR Committee places a limit under certain conditions on the amount of earned awards for all members of the Management Committee, which is composed of all our named executive officers. If the Company’s TSR during any fiscal year is negative, the earned award for each such officer for that fiscal year will be limited to the amount earned at the target level of performance. This limitation was not applicable in fiscal 2014 because the Company’s TSR was positive for the fiscal year at 15.5 percent.

For each of the last three fiscal years prior to fiscal 2014, we reached or exceeded our target level of performance based on EPS, with the payouts to participants averaging approximately 126 percent of their target awards each year over that period. Our EPS target levels under the plan have historically increased between six and eight percent each year and have been within the range of announced EPS guidance provided to the public in October or November of each year. The following table summarizes the performance targets and actual performance attainment for the Incentive Plan for fiscal 2014:

Performance	Annual Diluted EPS Performance	Percentage (%) of Target Award Earned
Below Threshold	< $2.44	No award
Threshold	$2.44	50
Target	$2.71	100
Adjusted EPS Earned(a)	$2.90	170
Maximum	$2.98	200

(a)	Beginning in fiscal 2012, the performance targets and actual performance attainment for the Incentive Plan have excluded any mark-to-market gains or losses recognized by the Company’s nonregulated operations. This change was made in an effort to remove the impact of such gains or losses on earnings since they do not truly reflect the operating performance of the Company.

Long–Term Incentive Compensation.    The HR Committee awards grants that are structured with 50 percent of the targeted long-term value in the form of time-lapse RSUs with three-year cliff vesting with the remaining 50 percent in the form of performance-based RSUs. The value of the long-term compensation that the HR Committee grants has been based on a percentage of each named executive officer’s midpoint of his respective salary range. The HR Committee based the actual number and value of awards granted on the competitive compensation benchmarking of grants made by the companies in our proxy peer group and the energy services industry database, as discussed below.

The HR Committee believes that the payment of long-term incentive compensation in the form of grants of time-lapse RSUs promotes and encourages long-term retention and service to the Company and better aligns the interests of our named executive officers with those of our shareholders through increased share ownership. The HR Committee also believes that an equal amount of grants of performance-based RSUs, as measured by cumulative EPS over a three-year performance period, provide a balanced approach to long-term compensation by rewarding our named executive officers for improved financial performance of the Company, thereby giving them an incentive to enhance long-term shareholder value. The Board has also granted our President and CEO, Mr. Cocklin, the authority to award up to a total of 10,000 time-lapse RSUs and performance-based RSUs in off-cycle grants each fiscal year to newly-hired eligible LTIP participants or to then-current LTIP participants in connection with a promotion.

With respect to the grants of performance-based RSUs awarded in May 2012 for the fiscal 2012-2014 performance period, the HR Committee set the cumulative diluted EPS target performance at $7.41 per share, with the threshold and maximum levels of performance and corresponding percentages of target awards as set forth in the table below. Since the actual performance level attained over the performance period was $7.91 per share, which exceeded the maximum level of $7.67 per share, each participant earned the maximum amount of 150 percent of the target award. In addition to earning such awards, the participants, including the named executive officers, also earned dividend equivalents on such awards, with the cumulative amount of each award being paid in the form of shares of common stock issued in November 2014. The TSR limitations on the payout of the grants of performance-based RSUs were in effect for the fiscal 2012-2014 performance period but since the Company’s TSR for such performance period was positive at 63.8 percent, the limitations did not apply.

For the grants of performance-based RSUs whose performance periods ended during the three fiscal years prior to fiscal 2014, we reached or exceeded our target level of performance based on cumulative EPS over the three fiscal year performance period for one such grant, with the payouts to participants averaging approximately 95 percent of their target awards each year over that period. Our cumulative EPS target levels for such grants have also historically increased between six and eight percent each year. The following table summarizes the performance targets and actual performance attainment for the fiscal 2012-2014 performance period:

Performance	Cumulative Diluted EPS Performance	Percentage (%) of Target Award Earned
Below Threshold	< $7.15	No award
Threshold	$7.15	50
Target	$7.41	100
Maximum	$7.67	150
Actual Performance	$7.91	150

The HR Committee recommended a change in March 2013, which was ratified by the Board, in the payout at the maximum level of performance from 150 percent to 200 percent beginning with the grants made during fiscal 2013, to (i) align the maximum payout with the maximum payout amounts under the Incentive Plan and VPP and (ii) better reflect competitive market practices. In March 2014, the HR Committee awarded grants, which were later ratified by the Board, of new performance-based RSUs for the fiscal 2014-2016 performance period. The following table shows the three-year performance criteria for such period:

Performance	Cumulative Diluted EPS Performance	Percentage (%) of Target Award Earned
Below Threshold	< $7.84	No award
Threshold	$7.84	50
Target	$8.71	100
Maximum	$9.58	200

Beginning with grants made in fiscal 2012, as under the Incentive Plan, the performance targets and actual performance attainment for any performance-based RSUs granted under the LTIP have excluded any mark-to-market gains or losses recognized by the Company’s nonregulated operations. This change was made in an effort to remove the impact of such gains or losses on earnings over the three fiscal year performance period since they do not truly reflect the operating performance of the Company over such period.

Retirement Benefits.    All of our named executive officers, other than Mr. Eckert, participate in our Pension Account Plan (“PAP”), which is a qualified, cash balance defined benefit pension plan. Benefits under this plan become vested and non-forfeitable after completion of three years of continuous employment. For any named executive officer who retires with vested benefits under the plan, the compensation shown as “Salary” in the “Summary Compensation Table for Fiscal Year 2014,” beginning on page 49, would be considered eligible compensation in determining benefits. See the discussion under “Pension Account Plan” on page 56 for more information about this plan. In addition, all of our named executive officers participate in our RSP, which is a defined contribution plan. Because Mr. Eckert joined the Company after September 30, 2010, he and any other employee who joined the Company after that date have not been eligible to participate in the PAP. However, in lieu thereof, Mr. Eckert and all other new employees after that date have each received a fixed annual Company (“FAC”) contribution, which is equal to four percent (4%) of eligible earnings for all participants in the RSP. See the discussion under “Retirement Savings Plan” on page 57 for more information about this plan.

Our named executive officers (as well as most of our other non-executive officers and division presidents) also participate in a supplemental retirement plan, which provides retirement benefits (as well as supplemental disability and death benefits). Generally, each of our named executive officers who has participated in the plan for at least two years and who has attained the age of 55 is entitled to an annual retirement supplement in an amount that, when added to the annual retirement amount payable to him under either the PAP or cumulative FAC contribution portion of the RSP, equals 60 percent of his compensation. The annual supplemental retirement amount will generally be equal to the sum of the amount of the participant’s last annual base salary and the amount of his or her last award under the Incentive Plan, subject to reductions for less than ten years of employment with the Company and for retirement prior to age 62. In addition, should the Board appoint any officers to the Company’s Management Committee in the future, such officer will also participate in this supplemental retirement plan. However, all other officers or division presidents who have been appointed by the Board on or after August 5, 2009 instead participate in a supplemental account balance retirement plan that provides deferred compensation retirement benefits to the participants. The HR Committee believes that these retirement benefits at the amounts provided to our named executive officers are an important component of the total compensation and benefits that we provide under our Total Rewards strategy and are required to ensure that our overall executive compensation package remains competitive with packages offered by other major public companies in our industry. See the discussion under “Retirement Plans,” beginning on page 56, for more information on our retirement benefits.

Change in Control Severance Benefits.    We have severance agreements in place with each of the named executive officers to provide certain severance benefits for them in the event of the termination of their employment within three years following a “change in control” of the Company (as defined in the severance agreements and described generally in “Change in Control Severance Agreements,” beginning on page 59). The severance agreement for each named executive officer generally provides that the Company will pay such officer as severance pay in one lump sum an amount equal to (a) 2.5 times his total compensation (annual base salary and the higher of the last payment or the average of the three highest payments received under the Incentive Plan) and (b) for an executive officer participating in the PAP, the total of (i) an amount that is actuarially equivalent to an additional three years of annual age and service credits payable to the officer under the PAP and (ii) an amount that is actuarially equivalent to an additional three years of Company matching contributions payable to the officer under the RSP or (c) for executives who are not participating in the PAP (i) an amount that is actuarially equivalent to an additional three years of FAC contributions and (ii) an amount that is actuarially equivalent to an additional three years of Company matching contributions payable to the officer under the RSP. In addition, each executive officer is paid (i) an amount that is generally actuarially equivalent to an additional 36 months of health and welfare benefits and (ii) an amount actuarially equivalent to 36 months of accident and life insurance coverage, along with disability coverage. If the total of such lump sum severance payment results in the imposition of excise taxes imposed by Section 4999 of the Code, the officer has the ability to elect to have the payment reduced to a level that will result in no payment of such excise tax. In lieu of reducing the severance payments under the agreement, each participant may elect to have the Company pay the full severance amount, thereby leaving the participant responsible for personally paying the excise tax penalties imposed for “excess parachute payments.”

Additional Information on Named Executive Officer Compensation

The compensation of our President and CEO, Mr. Cocklin, was higher in fiscal 2014 than that of any of our other named executive officers, primarily in recognition of his level of responsibility and the competitive market data for chief executive officers of comparably sized companies in our proxy peer group and the energy services industry database. However, Mr. Cocklin participated in all the same compensation plans as the other officers and division presidents and was subject to the same performance measurement determinations under our incentive compensation plans. We do not have any individual compensation policies or plans that are not applied consistently to all of our officers and division presidents. We also do not have a policy under which the annual levels of compensation and the grants of both Incentive Plan and LTIP awards are adjusted each year to reflect the projected gains that may be realized by an executive officer from stock-based compensation. Each year, we set our target opportunities in incentive compensation based solely upon competitive market conditions and the other factors discussed below.

In addition, the HR Committee and our Board of Directors considered the results of our most recent shareholder advisory vote on executive compensation at our February 5, 2014 meeting of shareholders. Our shareholders overwhelmingly approved the compensation of our named executive officers for fiscal 2013, with over 96 percent of the shares voted in favor of such compensation. Accordingly, the HR Committee and our Board decided to continue to adhere to its pay-for-performance philosophy and did not materially change our executive compensation decisions and policies over the last fiscal year as a result of the most recent shareholders advisory vote on executive compensation or otherwise. However, the HR Committee and Board will continue to review our executive compensation program in the future and will consider the views of our shareholders and other developments during such review.

Competitive Executive Compensation Benchmarking

Like all major corporations, we operate in a competitive environment for talented executives. Pay Governance provided our HR Committee a comprehensive review of the compensation program elements and pay levels for companies similar to us and of comparable size as measured by financial measures and market capitalization for fiscal 2014. The competitive compensation benchmarking included assessments of all elements of compensation for our named executive officers, as well as the compensation program for the non-employee members of our Board.

The competitive compensation benchmarking data reviewed by the HR Committee included base salary, annual incentive compensation and long-term incentive compensation found in the proxy statements filed by companies in the proxy peer group. This set of proxy peer group companies was also used to benchmark annual share utilization data, stock overhang and market capitalization data used to analyze long-term incentive compensation. The companies in the proxy peer group were selected because they represent those companies considered by the HR Committee to be the most comparable to the Company in terms of business operations, market capitalization and overall financial performance. The companies in the proxy peer group are selected annually by the HR Committee, after its review of the recommendation of Pay Governance. The companies in the proxy peer group selected for the 2014 fiscal year are as follows:

AGL Resources Inc.	ONEOK, Inc.
CenterPoint Energy, Inc.	Piedmont Natural Gas Company, Inc.
CMS Energy Corporation	Questar Corporation
Integrys Energy Group, Inc.	Vectren Corporation
National Fuel Gas Company	WGL Holdings, Inc.
NiSource Inc.

The annual revenues shown below for the companies in our proxy peer group are for the most recent fiscal year reported. The market capitalizations shown below are as of the most recent second fiscal quarter.

	Revenues ($ Billion)	Market Cap. ($ Billion)
Minimum	1.2	2.1
Average	5.0	6.4
Maximum	14.6	12.3
Atmos Energy Corporation	4.9	4.7

The companies in this group remained unchanged from the prior fiscal year. To supplement the executive compensation information derived from its study of the proxy peer group, the HR Committee also considered executive compensation benchmarking data from the latest Towers Watson U.S. CDB Energy Services Executive Compensation Database (“energy services industry database”). The companies in this database constitute a larger and more diverse set of companies, including companies in the gas, nuclear and electric utilities industries. To adjust for size differences, Pay Governance employed a statistical analysis (single regression analysis) in the survey based on relative total annual revenues to determine competitive pay rates for our named executive officers based upon the data derived from all companies in the energy services industry database. The companies in this database are as follows:

AEI Services, LLC

AES Corporation

AGL Resources, Inc.

Allete, Inc.

Alliant Energy Corporation

Ameren Corporation

American Electric Power Company, Inc.

Areva, Inc.

ATC Management, Inc.

Avista Corporation

BG US Services, Inc.

Black Hills Corporation

California Independent System Operator

Calpine Corporation

Capital Power Corporation

CenterPoint Energy, Inc.

CH Energy Group, Inc.

Cleco Corporation

CMS Energy Corporation

Colorado Springs Utilities

Consolidated Edison, Inc.

CPS Energy

Crosstex Energy, Inc.

Dominion Resources, Inc.

DTE Energy Company

Duke Energy Corporation

Dynegy, Inc.

Edison International

Edison Mission Energy

ElectriCities of North Carolina, Inc.

Energen Corporation

Energy Future Holdings Corporation

Energy Northwest

Energy Solutions, Inc.

Energy Transfer Partners, L.P.

Entergy Corporation

EQT Corporation

ERCOT

Exelon Corporation

FirstEnergy Corp.

First Solar, Inc.

GDF SUEZ Energy North America

Grand River Dam Authority

Hunt Consolidated, Inc.

Iberdrola USA

Idaho Power Company

Indianapolis Power & Light Company

Integrys Energy Group, Inc.

ISO New England, Inc.

ITC Holdings Corp.

Kinder Morgan, Inc.

LG&E Company and KU Energy Company

MDU Resources Group, Inc.

MidAmerican Energy Company

Midwest Independent Transmission System Operator, Inc.

New York Independent System Operator

New York Power Authority

NextEra Energy, Inc.

NiSource, Inc.

Northeast Utilities, Inc.

NorthWestern Energy, LLC

Northwest Natural Gas Company

NV Energy, Inc.

OCI Enterprises Inc.

OGE Energy Corp.

Oglethorpe Power Corporation

Ohio Valley Electric Corporation

Old Dominion Electric Cooperative

Omaha Public Power District

Otter Tail Corporation

Pacific Gas & Electric Company

People’s Natural Gas Company, LLC

Pepco Holdings, Inc.

Pinnacle West Capital Corporation

PJM Interconnection LLC

PNM Resources, Inc.

Portland General Electric

PPL Corporation

ProLiance Holdings, LLC

Public Service Enterprise Group Incorporated

Puget Energy, Inc.

Salt River Project

SCANA Corporation

Sempra Energy

Southern Company Services

Southwest Gas Corporation

Spectra Energy Corp.

STP Nuclear Operating

SunCoke Energy, Inc.

TECO Energy, Inc.

Tennessee Valley Authority

The Williams Companies, Inc.

TransCanada Corporation

UGI Corporation

UIL Holdings Corporation

Unitil Corporation

UNS Energy Corporation

URENCO USA

Vectren Corporation

Westar Energy, Inc.

Wisconsin Energy Corporation

Wolf Creek Nuclear

Xcel Energy, Inc.

Using primarily the proxy peer group compensation analysis, as well as corroborating data from the energy services industry database, the HR Committee reviewed competitive target compensation levels for each named executive officer at the 50th percentile level of the competitive market. For each named executive officer position, base salary, target total cash compensation (base salary plus annual incentive award) and target total direct compensation (base salary plus annual incentive award plus the annualized present value of long-term incentive compensation) were benchmarked and analyzed as the Company’s desired competitive compensation positioning. In reviewing the competitive compensation data with the current base salaries and target compensation levels of our named executive officers, the

HR Committee found that base salaries, target total cash compensation, and target total direct compensation for our named executive officers fell slightly below the 50th percentile benchmarks for each element of compensation and in the aggregate.

Executive Compensation Consultant

The HR Committee has been granted through its charter the sole authority from the Board of Directors for the appointment, compensation and oversight of the Company’s executive compensation consultant. The HR Committee retained Pay Governance during the 2014 fiscal year as its consultant to assist with its responsibilities related to the Company’s compensation program for its executives and Board of Directors. The HR Committee directed Pay Governance to (i) regularly attend meetings of the committee, (ii) conduct studies of competitive compensation practices and (iii) develop conclusions and recommendations related to the executive compensation plans of the Company for consideration by the committee. Pay Governance prepared reports and analyses and assisted with (i) the identification of the Company’s proxy peer group, (ii) an assessment of competitive compensation for non-employee directors of the Company, and (iii) a review of base salary, annual incentives and long-term incentive compensation opportunities of the Company relative to competitive practices. Pay Governance also prepared a report on emerging trends and developments in executive compensation, provided recommendations regarding our executive compensation strategy and performed an assessment of the risks contained in the Company’s incentive compensation plans. A senior consultant from Pay Governance attended all three HR Committee meetings held in fiscal 2014. Pay Governance also provided limited additional services to the Company relating to two rate proceedings during fiscal 2014, which the committee did not review or approve because such services were approved by management in the normal course of business. Based on policies and procedures implemented by the HR Committee and by Pay Governance to ensure the objectivity and independence of the individual executive compensation consultants for Pay Governance, the committee believes that the consulting advice it received during the fiscal year from Pay Governance and its individual consultants was objective, not influenced by any other relationships Pay Governance had with the Company and raised no conflicts of interest. In making this determination, the HR Committee also assessed the independence factors set forth in applicable SEC regulations and rules, NYSE corporate governance standards and other facts and circumstances and concluded that both Pay Governance and its individual consultants were independent from the Company.

Management’s Role in Setting Executive Officer Compensation

The HR Committee and Mr. Cocklin, our President and CEO, met with representatives of Pay Governance at the beginning of fiscal 2014 to review and discuss the compensation of all other named executive officers. However, at no time did Mr. Cocklin meet with representatives of Pay Governance regarding his own compensation. The only other executive officer of the Company who regularly worked with Pay Governance was the Senior Vice President, Human Resources, Mr. Haefner. For fiscal 2014, Mr. Cocklin recommended to the HR Committee compensation for Messrs. Eckert, Sweetin, Gregory and Haefner, while Pay Governance provided to the committee general guidance and competitive compensation data for Mr. Cocklin.

Mr. Cocklin may be present during a portion of the HR Committee’s meetings on executive compensation. However, Mr. Cocklin (along with any other members of management in attendance at HR Committee meetings), is excused when those executives’ compensation is discussed and decisions regarding their compensation are reached by the committee. All decisions by the HR Committee concerning all forms of executive compensation to be paid to the President and CEO and the other named executive officers are approved by the Board.

Executive Compensation Recoupment Policy

Our Board of Directors has adopted a clawback policy, which provides for the recoupment by the Company under certain circumstances of incentive compensation, including annual cash incentive compensation, stock-based awards, performance-based compensation and any other forms of cash or equity compensation other than salary (“awards”). This policy applies to any current or former employee holding (or who held) a position of division president, corporate vice president or above. In the event of an accounting restatement of the Company’s previously issued financial statements due to the material noncompliance of the Company with any financial reporting requirement under the federal securities laws, the Company will seek recovery from any such current or former officer (including any division president) who received the amount or portion of any awards paid or granted during the three-year period preceding the date on which the Company is required to prepare an accounting restatement, based on the erroneous data, in excess of what would have been paid or granted to the officer under the accounting restatement.

In addition, in the event of an accounting restatement as a result of errors, omission, fraud or other causes, the HR Committee shall review the facts and circumstances underlying the restatement (including any potential wrongdoing and whether the restatement was the result of negligence or intentional or gross misconduct) and may, in its discretion, direct that the Company recover all or a portion of any award from one or more officers with respect to any fiscal year in which the Company’s financial results are negatively affected by such restatement. If (a) the payment, grant or vesting of any award(s) is based upon the achievement of financial results that are subsequently restated or (b) a lower payment, award value or vesting would have occurred based upon the restated financial results, the HR Committee may seek to recoup, and such officer shall forfeit or repay, all or any portion of such excess compensation as the committee deems appropriate. Finally, if the HR Committee determines that an officer engaged in an act of fraud or misconduct that contributed to the need for an accounting restatement, the committee may, in its discretion, recover and the officer shall forfeit or repay, all of such officer’s awards for the relevant period, plus a reasonable rate of interest. This policy, however, does not affect the Company’s ability to recoup executive compensation under any other applicable law or regulation, including, but not limited to the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act, which became law in July 2010.

Policy Prohibiting Hedging-Related Transactions

Our Board of Directors has also adopted a policy prohibiting hedging transactions in our common stock as an amendment to our insider trading policy, which provides that no member of our Board of Directors or any employee of the Company may purchase any financial instruments (including, without limitation, prepaid variable forward contracts, equity swaps, collars and exchange funds) that establish a short position in our common stock and are designed to hedge or offset any decrease in the market value of our common stock granted by Atmos Energy as part of compensation to employees or our common stock already held by them. In addition, the following transactions are prohibited: (i) “short sales,” which are sales of our common stock that are not then owned and (ii) trading of put options, call options or other derivatives of our common stock. Finally, no member of our Board of Directors or any executive officer of the Company may purchase our common stock on margin or hold our common stock in a margin account, borrow against any account in which our common stock is held or otherwise pledge our common stock as collateral for a loan.

Share Ownership Guidelines

We have adopted share ownership guidelines for our named executive officers and for other officers and division presidents, which are voluntary and are intended to be achieved by each such executive over the course of five years. The HR Committee believes that executive share ownership promotes better alignment of the interests of our executives with those of our shareholders and it monitors compliance with the ownership guidelines each year. Our President and CEO has a guideline to reach a share ownership position with a value of at least five times his base salary, with each of the remaining named executive officers having a guideline to reach a share ownership position with a value of at least 2.5 times their respective base salaries. The share ownership positions include shares of unvested time-lapse RSUs but do not include unvested performance-based RSUs. Each of the named executive officers serving as of the end of fiscal 2014 (other than Mr. Eckert, who did not join the Company as an officer until June 2012) had achieved his individual ownership objective as of that time.

NAMED EXECUTIVE OFFICER COMPENSATION

Summary of Cash and Other Compensation

The following table provides information concerning compensation we paid to or accrued on behalf of our Principal Executive Officer, our Principal Financial Officer and the three other most highly compensated executive officers serving as such on September 30, 2014:

Summary Compensation Table for Fiscal Year 2014(a)

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(b)	Non-Equity Incentive Plan Compensation ($)(c)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(d)	All Other Compensation ($)(e)	Total ($)
Kim R. Cocklin President and Chief Executive Officer	2014 2013 2012	906,311 868,046 846,154	2,435,376 2,521,185 2,150,507	1,386,656 1,171,862 967,154	4,121,369 2,196,324 3,207,891	167,516 145,161 147,426	9,017,228 6,902,578 7,319,132

Bret J. Eckert(f) Senior Vice President and Chief Financial Officer	2014 2013 2012	405,324 374,769 —	600,842 636,058 —	413,430 337,292 —	520,323 223,178 —	51,945 19,652 —	1,991,864 1,590,949 —

Marvin L. Sweetin(g) Senior Vice President, Utility Operations	2014 2013 2012	347,077 337,006 —	473,027 485,988 —	324,517 278,030 —	459,257 79,130 —	58,672 52,040 —	1,662,550 1,232,194 —

Louis P. Gregory Senior Vice President, General Counsel and Corporate Secretary	2014 2013 2012	362,017 351,513 341,337	475,419 490,147 443,785	338,486 289,998 238,407	1,051,194 145,446 944,594	70,826 74,166 68,101	2,297,942 1,351,270 2,036,224

Michael E. Haefner Senior Vice President, Human Resources	2014 2013 2012	335,879 326,132 316,709	471,211 486,699 436,533	314,047 269,059 221,193	825,030 228,621 627,345	67,137 70,925 65,454	2,013,304 1,381,436 1,667,234

(a)	No bonuses, as defined by applicable SEC rules and regulations, were paid or stock options awarded to any named executive officers in fiscal years 2014, 2013 or 2012.

(b)

In accordance with applicable SEC rules, the valuation of stock awards in this table is based upon the grant date fair value of time-lapse RSUs granted during fiscal 2012-2014, along with performance-based RSUs granted during fiscal 2012-2014 and excludes any estimate of forfeitures related to service vesting conditions. The stock awards are valued at the grant date fair value calculated in accordance with FASB ASC Topic 718. The valuation also includes the fair value of a 20 percent premium granted in connection with the time-lapse RSUs converted from the portion of incentive compensation elected to be converted by the named executive officers in the prior fiscal year. In our financial statements, we use an estimated forfeiture rate of two percent (2%) of each grant (other than special one-time grants). The fair value of time-lapse RSUs and performance-based RSUs was determined based on the fair market value on the grant date, plus the value of the dividend equivalents for performance-based RSUs.

The fair value of the performance-based RSUs on the grant date are shown in the following table at their maximum value, assuming the highest level of performance conditions (200 percent of the target for grants during fiscal 2014 and 2013 and 150 percent of the target for grants during fiscal 2012) will be achieved during the performance period.

Name	Year	Stock Awards ($)
Kim R. Cocklin	2014	2,472,967
	2013	2,632,835
	2012	1,575,383
Bret J. Eckert	2014	625,157
	2013	644,225
	2012	—
Marvin L. Sweetin	2014	434,291
	2013	462,070
	2012	—
Louis P. Gregory	2014	434,291
	2013	462,070
	2012	277,529
Michael E. Haefner	2014	434,291
	2013	462,070
	2012	277,529

(c)	The amounts shown reflect the payments attributable to performance achieved at the level of 170 percent of target EPS in fiscal 2014 under our Incentive Plan. For a discussion of the performance criteria established by our HR Committee for awards in fiscal 2014 under our Incentive Plan, see “Elements of Executive Compensation,” beginning on page 39. Awards under the Incentive Plan are paid in cash and are based on the participant’s annual salary as of the grant date of the award. However, participants may elect prior to the beginning of each fiscal year to convert all or a portion of their awards either to bonus stock, with a premium equal to five percent (5%) (10 percent, prior to fiscal 2013) of the total amount converted, or to time-lapse RSUs, with a premium equal to 20 percent (50 percent prior to fiscal 2013) of the amount converted, with such units being awarded under our LTIP. The amounts shown do not include incentive compensation equal to the premium of 20 percent of the value associated with the conversion to time-lapse RSUs through an election by participating named executive officers prior to the beginning of fiscal 2014, as shown in the table below. The grants of the units resulting from such conversion, which were made November 4, 2014 at a fair market value of $53.55 per share, will be reflected in the Grants of Plan-Based Awards table in our proxy statement for fiscal 2015. These units vest three years following the date of grant. The conversion elections are reflected in the table below.

Name	Incentive Plan Award ($)	Cash (%)	Amount ($)	Restricted Stock Units Elected (%)	Value of Restricted Stock Units ($)	Units (#)
Kim R. Cocklin	1,386,656	75	1,039,992	25	415,997	7,769
Bret J. Eckert	413,430	100	413,430	—	—	—
Marvin L. Sweetin	324,517	—	—	100	389,421	7,274
Louis P. Gregory	338,486	—	—	100	406,183	7,586
Michael E. Haefner	314,047	—	—	100	376,856	7,038

(d)	The amounts shown reflect the aggregate current year increase in pension values for each named executive officer, other than Mr. Eckert, based on the change in the present value of the benefit as presented in the “Retirement Plans for Fiscal Year 2014” table beginning on page 58. The present value is based on the earliest age for which an unreduced benefit is available and assumptions from the September 30, 2013 and September 30, 2014 measurement dates. For Mr. Eckert, the change in present value reflects the increase in his Supplemental Executive Retirement Plan (“SERP”) pension benefit and an increase in the value of his FAC contributions benefit earned under our RSP.

(e)	The components of “All Other Compensation” are reflected in the table below.

(f)	Mr. Eckert was appointed Senior Vice President and Chief Financial Officer, effective October 1, 2012.

(g)	Mr. Sweetin was appointed Senior Vice President, Utility Operations, effective November 9, 2011.

All Other Compensation

for Fiscal Year 2014

Name	Company Contributions to Retirement Savings Plan ($)	Cost of Premiums for Company- Paid Term Life Insurance ($)	Dividend Equivalents Paid on Restricted Stock Units Awards ($)(a)	Financial Planning ($)(b)	Perquisites ($)(c)	Total ($)
Kim R. Cocklin	10,346	1,856	147,516	7,798	—	167,516
Bret J. Eckert	24,892(d)	1,856	25,197	—	—	51,945
Marvin L. Sweetin	10,346	1,843	45,903	580	—	58,672
Louis P. Gregory	10,346	1,856	56,624	2,000	—	70,826
Michael E. Haefner	10,346	1,785	54,006	1,000	—	67,137

(a)	The amounts represent cash dividend equivalents paid on time-lapse RSUs, which are paid at the same rate as dividends on shares of common stock.

(b)	We provide financial planning services to our named executive officers, which benefit is valued at the actual charge for the services.

(c)	No named executive officer received perquisites and other personal benefits with an aggregate value equal to or exceeding $10,000 during fiscal 2014.

(d)	Includes FAC contributions under the RSP of $14,546.

Annual Incentive Plan for Management

Background and Purpose.    Along with the LTIP, the Incentive Plan represents an integral part of our overall balanced and competitive compensation program. The Incentive Plan represents another part of our Total Rewards strategy, which we developed as a result of a study we conducted of all employee, executive and non-employee director compensation and benefits. The Board of Directors adopted the Incentive Plan, effective October 1, 1998, which was approved by our shareholders in February 1999, and amended subsequent to the approval of our shareholders in February 2002, February 2007 and February 2011 to extend the term of the plan through September 30, 2016. The purpose of the Incentive Plan is to promote our interests and those of our shareholders by attracting, motivating and retaining executives and senior managers. The Incentive Plan is also intended to establish a sense of personal commitment on the part of our executives and senior managers in our growth, development and financial success and reward these key employees accordingly.

Any of our employees, including an employee who is also an officer, is eligible to participate in the Incentive Plan. However, only officers, division presidents and other key employees (a total of 196 employees in the last fiscal year) have participated in the Incentive Plan since its inception. The HR Committee, in its sole discretion, may make, but shall not be required to make, an award to any employee. In the event of a change in control (as defined in the Incentive Plan), all awards for the performance period shall be deemed earned at the maximum performance goal level and payment of the maximum award shall be made within 10 days after the effective date of the change in control. We will require any successor to assume and agree to perform our obligations under the Incentive Plan in the same manner and to the same extent that we would be required to perform them if no such succession had taken place. The Board may at any time amend, suspend or terminate the Incentive Plan; provided, however, that any amendment shall be made only with shareholder approval where such approval is necessary to comply with Section 162(m) of the Code.

Administration.    The Incentive Plan is administered and interpreted by the HR Committee, unless otherwise determined by the Board. Actions taken by the HR Committee with respect to the Incentive Plan have been and will continue to be taken by those members who are non-employee directors and who qualify as “outside directors” under Section 162(m) of the Code and as “non-employee directors” under the rules promulgated under Section 16 of the Exchange Act, insofar as such actions are affected by Section 162(m) or Section 16. The HR Committee determines and designates the eligible persons to whom awards will be made. The HR Committee also has the power to: (i) interpret the Incentive Plan, (ii) prescribe, amend and waive any rules and regulations necessary for the administration of the Incentive Plan and (iii) make such other determinations and take such other actions as it deems necessary or advisable in the administration of the Incentive Plan. All interpretations, determinations or actions made or taken by the HR Committee are final, binding and conclusive on all interested parties.

Performance Goals and Measurement.    Performance goals are established by the HR Committee in writing not later than 90 days after the beginning of the applicable performance period. Performance goals may be the same for all participants, or at the discretion of the HR Committee, may differ to reflect more appropriate measures of individual performance. Performance goals may be based on one or more business and/or financial criteria. In establishing performance goals for the plan year, the HR Committee may include one or any combination of the following criteria: TSR; return on assets, equity, capital or investment; EPS; cash flow; levels of operating expense; and measures of customer satisfaction and service. However, since the adoption of the Incentive Plan, the HR Committee has established the achievement of an EPS target for the fiscal year as the sole performance goal each year. The HR Committee also has the discretion to make adjustments in calculating the attainment of performance goals in recognition of extraordinary items, changes in the law or financial reporting. For example, the HR Committee determined that the gain from the sale of the Company’s Georgia operations that was completed in April 2013 should be excluded in the calculation of each award under the Incentive Plan for fiscal 2013.

Awards.    Awards are generally paid in cash. However, if the HR Committee so permits and if the participant makes an election in advance of the beginning of the fiscal year, the participant may elect to convert his or her award in 25 percent increments, in whole or in part, into the following forms: (a) unrestricted stock in the form of bonus stock (value equal to 105 percent of the amount of the award) granted under the LTIP or (b) time-lapse RSUs with three-year cliff vesting (value equal to 120 percent of the amount of the award) granted under the LTIP. The maximum cash award for any performance period is $2,000,000.

1998 Long-Term Incentive Plan

To provide our named executive officers, other officers, division presidents and other key management employees with the incentive to achieve our long-term growth and profitability goals as well as to focus upon the creation of shareholder value, the HR Committee makes recommendations to the Board concerning grants of long-term incentive awards under our LTIP.

The HR Committee recommends grants of all annual long-term incentive grants at its regularly scheduled March meeting, which are then approved by the Board at its next regularly scheduled meeting. In addition, when an award is granted in connection with a pre-established performance goal, the HR Committee approves the performance goal and the related compensation formula within the first 90 days of the fiscal year. Each year, prior to making grants, the HR Committee establishes a target long-term incentive value for the LTIP participants, including the named executive officers. The actual value of grants ultimately received by participants may differ from the intended value or target long-term incentive value granted, depending upon share price performance and any performance considerations imposed upon such awards.

No stock options have been granted to any participants since fiscal 2003 although they may still be granted under the terms of the LTIP. However, some participants did receive options in fiscal 2004 and 2005 pursuant to their election to convert all or a portion of their incentive compensation received under the Incentive Plan in those years, which election is no longer allowed under the Incentive Plan. Options may be exercisable in full at the time of grant or may become exercisable in one or more installments. Options are exercisable for a period of ten years after the date of grant of the option. All stock options granted under the LTIP had expired or had been exercised as of September 30, 2014.

We use time-lapse RSUs and performance-based RSUs as our forms of long-term incentive compensation. Dividend equivalents are paid on the time-lapse RSUs at the same time and at the same rate as dividends are paid on shares of common stock. Once the restrictions have lapsed, an equivalent number of shares of common stock is issued to the participant by the Company, net of shares withheld for taxes, provided that he or she is an employee of the Company at that time, unless such participant has retired, died, become disabled or is no longer employed by the Company as a result of certain types of termination. The distributions of shares are also subject to the provisions of Section 409A of the Code, if applicable.

Performance-based RSUs are subject to a three-year performance criterion expressed as a cumulative EPS target amount. The cumulative EPS target is derived from our annual business plan, with the first fiscal year of such EPS target equal to the same EPS target as that used under the Incentive Plan and the remainder of the cumulative EPS target generally representing a six to eight percent increase above the first fiscal year’s EPS target, on average, for each of second and third fiscal years on a compounded basis. At the conclusion of the three-year performance period, the total number of performance-based RSUs to be issued is determined by a formula with an established threshold, target and maximum number of RSUs earned, ranging from 0 percent to 200 percent (150 percent prior to fiscal 2013), of the performance-based RSUs granted, based on the cumulative amount of EPS achieved over the three-year performance period. Although our LTIP provides that cash, shares of our common stock, or a combination thereof may be issued to participants in payment for their units, we have always paid participants for their units in the form of shares of our common stock at the end of each three-year performance period. In addition, dividend equivalents are credited to each participant’s account with respect to the performance-based RSUs earned, with the payment of such dividend equivalents in the form of additional shares of stock not occurring until the three-year cumulative EPS performance targets are measured and vesting is completed. Beginning with grants made to our named executive officers during fiscal 2010, any distributions of awards of performance-based RSUs that have been granted to our named executive officers have been limited to the amount awarded at the target level of performance, unless the TSR during the three-year performance period is positive. In addition, as discussed above under “Long-Term Incentive Compensation,” beginning on page 41, beginning with grants in fiscal 2012, the performance targets and actual performance attainment for all performance-based RSUs granted under the LTIP have excluded any mark-to-market gains or losses recognized by the Company’s nonregulated operations.

Grants of Plan-Based Awards

The following table shows the grants of executive compensation plan-based awards to the named executive officers during fiscal 2014:

Grants of Plan-Based Awards for Fiscal Year 2014(a)

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(b)			Estimated Future Payouts Under Equity Incentive Plan Awards(c)			All Other Stock Awards Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kim R. Cocklin
Incentive Plan	10/01/13	407,840	815,680	1,631,360	—	—	—	—	—
Restricted Stock Units	11/05/13	—	—	—	—	—	—	7,938	351,559(d)
Restricted Stock Units	05/06/14	—	—	—	—	—	—	22,350	1,140,297
PBR Stock Units	05/06/14	—	—	—	11,175	22,350	44,700	—	1,140,297

Bret J. Eckert
Incentive Plan	10/01/13	121,597	243,194	486,389	—	—	—	—	—
Restricted Stock Units	05/06/14	—	—	—	—	—	—	5,650	288,263
PBR Stock Units	05/06/14	—	—	—	2,825	5,650	11,300	—	288,263

Marvin L. Sweetin
Incentive Plan	10/01/13	95,446	190,892	381,785	—	—	—	—	—
Restricted Stock Units	11/05/13	—	—	—	—	—	—	7,534	333,636(d)
Restricted Stock Units	05/06/14	—	—	—	—	—	—	3,925	200,254
PBR Stock Units	05/06/14	—	—	—	1,963	3,925	7,850	—	200,254

Louis P. Gregory
Incentive Plan	10/01/13	99,555	199,109	398,219	—	—	—	—	—
Restricted Stock Units	11/05/13	—	—	—	—	—	—	7,858	347,998(d)
Restricted Stock Units	05/06/14	—	—	—	—	—	—	3,925	200,254
PBR Stock Units	05/06/14	—	—	—	1,963	3,925	7,850	—	200,254

Michael E. Haefner
Incentive Plan	10/01/13	92,367	184,733	369,467	—	—	—	—	—
Restricted Stock Units	11/05/13	—	—	—	—	—	—	7,290	322,871(d)
Restricted Stock Units	05/06/14	—	—	—	—	—	—	3,925	200,254
PBR Stock Units	05/06/14	—	—	—	1,963	3,925	7,850	—	200,254

(a)	No stock options were awarded to any named executive officer in fiscal 2014.

(b)	The amounts reflect the estimated payments which could have been made under our Incentive Plan, based upon the participant’s annual salary as of the date presented. The plan provides that our named executive officers may receive annual cash incentive awards based on the performance and profitability of the Company. The HR Committee establishes annual target awards for each such officer. The actual amounts earned by the named executive officers in fiscal 2014 under the plan are set forth under the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table for Fiscal Year 2014,” beginning on page 49.

(c)	The amounts reflect the performance-based RSUs granted under our LTIP, which vest three years from the beginning of the performance measurement period (October 1, 2013), at which time the holder is entitled to receive a percentage of the performance-based RSUs granted, based on our cumulative EPS performance over the period October 1, 2013 to September 30, 2016, payable in shares of our common stock, including credited dividend equivalents. The grant date fair market value on May 6, 2014 of $51.02 is reflected at the target level of performance.

(d)	The amounts reflect the incentive compensation received under the Incentive Plan for fiscal 2013 attributable to conversions to shares of time-lapse RSUs issued under our LTIP. Such shares were granted at the fair market value of $44.29 on the date of grant on November 5, 2013. The grant date fair value is the value of the shares attributable to the original amount of incentive compensation converted plus the 20 percent value premium received in connection with such conversion.

Outstanding Equity Awards

The following table shows the outstanding equity awards held by the named executive officers at September 30, 2014:

Outstanding Equity Awards at Fiscal Year-End for 2014(a)

	Stock Awards
Name	Number of Shares of Stock or Units of Stock That Have Not Vested (#)(b)	Market Value of Shares of Stock or Units of Stock That Have Not Vested ($)(c)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(d)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(c)
Kim R. Cocklin	99,298	4,752,402	49,700	2,378,642
Bret J. Eckert	19,850	950,021	12,550	600,643
Marvin L. Sweetin	32,078	1,535,253	8,725	417,579
Louis P. Gregory	37,522	1,795,803	8,725	417,579
Michael E. Haefner	35,753	1,711,139	8,725	417,579

(a)	There were no securities underlying either unexercised stock options, which were exercisable or unexercisable, or unexercised unearned options granted under any equity incentive plan at the end of fiscal 2014. This table does not include amounts of time-lapse RSUs that were issued in November 2014 as a result of elections by the named executive officers to convert all or a portion of incentive compensation attributable to fiscal 2014. However, it does include amounts of time-lapse RSUs that were issued in November 2013 as a result of elections by the named executive officers to convert all or a portion of their incentive compensation attributable to fiscal 2013.

(b)	Represents time-lapse RSUs, which generally vest three years from the date of grant, as reflected in the next table.

(c)	Market value is based on the closing price of our common stock of $47.86, as reported on the NYSE Consolidated Tape on September 30, 2014.

(d)	Represents performance-based RSUs. See footnote (c) to the “Grants of Plan-Based Awards for Fiscal Year 2014” table, beginning on page 54, for a discussion of the vesting terms of our performance-based RSUs. Based on our performance at September 30, 2014, performance-based RSUs, at the target level of performance, will vest as indicated in the “Performance-Based Restricted Stock Units Vesting Schedule” on page 56.

Time-Lapse Restricted Stock Units Vesting Schedule(a)

Name	11-08-14(b)	5-01-15(c)	6-04-15(d)	11-06-15(b)	4-30-16(c)	11-05-16(b)	5-06-17(c)	Total
Kim R. Cocklin	12,710	28,950	—	—	27,350	7,938	22,350	99,298
Bret J. Eckert	—	—	7,300	—	6,900	—	5,650	19,850
Marvin L. Sweetin	3,374	5,100	—	7,345	4,800	7,534	3,925	32,078
Louis P. Gregory	7,791	5,100	—	8,048	4,800	7,858	3,925	37,522
Michael E. Haefner	7,171	5,100	—	7,467	4,800	7,290	3,925	35,753

(a)	This table does not include amounts of time-lapse RSUs that were issued in November 2014 as a result of elections by the named executive officers to convert all or a portion of incentive compensation received for fiscal 2014.

(b)	The amounts represent time-lapse RSUs granted under our LTIP as a result of the participant’s election to convert all or a portion of his Incentive Plan payment attributable to prior fiscal years.

(c)	The amounts represent time-lapse RSUs granted under our LTIP, which vest three years from the date of grant.

(d)	The amount represents time-lapse RSUs granted in connection with Mr. Eckert’s commencement of employment on June 4, 2012.

Performance-Based Restricted Stock Units Vesting Schedule(a)

Name	9-30-15	9-30-16	Total
Kim R. Cocklin	27,350	22,350	49,700
Bret J. Eckert	6,900	5,650	12,550
Marvin L. Sweetin	4,800	3,925	8,725
Louis P. Gregory	4,800	3,925	8,725
Michael E. Haefner	4,800	3,925	8,725

(a)	The amounts represent performance-based RSUs, which vest at the end of each applicable three fiscal year performance period. Although these units vest at the dates indicated, they are not available for distribution in the form of shares until the number of units earned based on the cumulative EPS amount for the performance period along with the number of additional units attributable to dividend equivalents is finally determined and approved by the Board at its November meeting each year.

Vested Common Stock

The following table sets forth the vested common stock received by the named executive officers during fiscal 2014:

Stock Vested for Fiscal Year 2014

Name	Stock Awards(a)
	Stock Awards (#)(b)	Value Realized on Vesting ($)(c)
Kim R. Cocklin	80,519	4,165,269
Bret J. Eckert	12,178	652,132
Marvin L. Sweetin	12,496	644,274
Louis P. Gregory	22,899	1,129,488
Michael E. Haefner	22,014	1,090,127

(a)	The named executive officers elected to have vested shares withheld, in each case, to cover applicable state and federal taxes incurred, upon receipt of their vested shares. Such amounts of shares withheld are not reflected in the table above.

(b)	Includes shares that vested during fiscal 2014 attributable to time-lapse RSUs and performance-based RSUs, including shares received as dividend equivalents on performance-based RSUs over the three fiscal year performance period.

(c)	The value received on vesting represents the fair market value of the shares received on the following dates: $44.43 on November 2, 2013; $50.81 on May 3, 2014 and $53.55 on November 4, 2014.

Retirement Plans

Pension Account Plan.    Our PAP is a qualified, cash balance defined benefit pension plan under both the Code and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The plan covers a majority of our employees, including all named executive officers, other than Mr. Eckert, since he joined the Company after September 30, 2010 and was not eligible to participate in the PAP. Benefits under this plan become vested and non-forfeitable after completion of three years of continuous employment. Under the terms of the PAP, a vested participant receives a benefit based on the value of the cash balance account at termination or retirement from the Company. Benefits payable under our retirement plan are not offset by Social Security benefits. Under the Code, the annual compensation of each employee to be taken into account under our retirement plan for 2014 cannot exceed $260,000.

The amount of eligible earnings utilized under the PAP generally includes Form W-2 earnings, deferrals to the RSP and Code Section 125 (“cafeteria plan”) reductions, while it excludes (i) any imputed income attributable primarily to Company-provided life insurance or financial planning services and (ii) all incentive compensation, as well as expense reimbursements. All participants are fully vested in their account balances after three years of eligible service and may choose to receive their account balances in the form of a lump sum or an annuity. For any named executive officer who retires with vested benefits under the plan, the compensation shown as “Salary” in the “Summary Compensation Table for Fiscal Year 2014,” beginning on page 49, would be considered eligible compensation in determining benefits, subject to applicable limitations under the Code.

Retirement Savings Plan.    The RSP is a defined contribution plan, which is intended to comply with Section 404(c) of ERISA. All employees are eligible to participate in the RSP immediately upon joining the Company. Investments may be made in shares of Company common stock or in a variety of other equity and fixed income investments offered by the RSP administrator. Employees may make pre-tax contributions to the RSP based on the amount of eligible earnings, which is composed generally of Form W-2 earnings, pre-tax contributions to the RSP and cafeteria plan reductions, but excludes (i) any imputed income attributable primarily to Company-provided life insurance or financial planning services and (ii) all incentive compensation, as well as expense reimbursements. Upon the completion of one year of employment, the Company matches a participant’s contribution up to four percent (4%) of eligible earnings. The RSP was revised in late 2010 to also include a FAC contribution, which is equal to four percent (4%) of eligible earnings for all participants in the RSP who joined the Company after September 30, 2010, when new employees ceased to be eligible to participate in the PAP. Eligible participants begin receiving the FAC contribution after one year of employment. All participants are immediately vested in their contributions to the RSP and matching Company contributions. Participants are vested in the FAC contributions component of their RSP account balances after three continuous years of employment.

Supplemental Executive Retirement Plan.    All named executive officers participate in the Company’s SERP, which provides retirement benefits (as well as supplemental disability and death benefits) to most officers and division presidents. For any participant in the SERP prior to November 2008, the SERP provides that an officer or division president who has participated in the SERP for at least two years and has attained age 55 is entitled to an annual supplemental pension in an amount that, when added to his or her annual pension payable under the PAP, equals 60 percent of his compensation, subject to reductions for less than ten years of employment and for retirement prior to age 62. The Board amended the SERP in November 2008 to provide that any participant who begins participation in the SERP after November 2008 must have participated in the SERP for at least three years and attained age 55 to receive the same benefits, subject to reductions for less than ten years of participation in the plan and for retirement prior to age 62.

The SERP covers compensation in an amount equal to the sum of (a) the greater of the participant’s annual base salary at the date of termination of employment or the average of the participant’s annual base salary for the highest of three calendar years (whether or not consecutive) of employment with the Company and (b) the greater of the amount of the participant’s last award under any of the Company’s annual performance bonus or incentive plans or the average of the participant’s highest three performance awards under such plans (whether or not consecutive). The amount of current compensation covered by the SERP at the end of fiscal 2014 for each of the named executive officers listed in the Summary Compensation Table is as follows: Mr. Cocklin, $2,305,931; Mr. Eckert, $827,305; Mr. Sweetin, $674,614; Mr. Gregory, $703,653 and Mr. Haefner, $652,848.

Each of such named executive officers has also entered into a participation agreement with the Company as required by the SERP, which provides that the accrued benefits, as calculated pursuant to the plan, of each participant will vest if: (a) the plan is terminated by the Company; (b) the plan is amended by the Company, resulting in a decrease in the benefits otherwise payable to the participant; (c) the participant’s employment is terminated by the Company for any reason other than “cause;” (d) the participant’s participation in the plan is terminated by the Company for any reason other than “cause” prior to the participant’s termination of employment; (e) within any time during the three-year period following a “change of control” of the Company (as such term is defined in the plan), (i) the participant’s employment is terminated involuntarily by the Company for any reason other than “cause” or (ii) the participant is demoted or reassigned to a position that would cause him to cease to be eligible for participation in the plan; or (f) in anticipation of a “change in control” (whether or not a “change in control” ever occurs), if (i) the participant’s employment is terminated involuntarily by the Company for any reason other than “cause” at the request of a party to a pending transaction that would constitute a “change in control,” if and when the transaction were consummated or (ii) the participant’s participation in the plan is terminated for any reason other than “cause” prior to the participant’s termination of employment. The participation agreements set forth the specific rights of the participants to their accrued benefits upon the occurrence of the events described above and constitute enforceable contracts separate from the provisions of the SERP.

Retirement Plans Table

The table below shows the present value of accumulated benefits payable to each of the named executive officers including the number of years of service credited to each such named executive officer under our PAP, RSP and SERP as applicable, along with the total amount of payments made during fiscal 2014 under the PAP. See the discussion under “Pension Account Plan,” beginning on page 56, and “Supplemental Executive Retirement Plan,” beginning on page 57, for more information on these plans. As discussed above under “Supplemental Executive Retirement Plan,” each of the named executive officers, other than Mr. Eckert, will receive a benefit under both the PAP and the SERP, the present values of which are presented in the table below. We used the following assumptions in calculating the present value of accumulated benefits for the PAP and the SERP:

Retirement Plans Table for Fiscal Year 2014

• Retirement age:	(a) 65, or current age if later, for the PAP and (b) 62, or current age if later, for the Company’s SERP

• Discount Rate:	4.43 percent

• Postretirement mortality:	Use of the applicable mortality table for 2014, as defined in Code Section 417(e)(3)

Name	Plan Name	Number of Years Credited Service(#)	Present Value of Accumulated Benefit($)	Payments During Last Fiscal Year($)
Kim R. Cocklin(a)	Pension Account Plan	8.33	190,626	—
	Supplemental Executive Retirement Plan	8.33	13,000,757	—
Bret J. Eckert(b)	Retirement Savings Plan & Trust	2.25	21,644	—
	Supplemental Executive Retirement Plan	2.25	721,857	—
Marvin L. Sweetin(c)	Pension Account Plan	14.33	203,033	—
	Supplemental Executive Retirement Plan	2.83	531,101	—
Louis P. Gregory(d)	Pension Account Plan	14.00	330,222	—
	Supplemental Executive Retirement Plan	14.00	4,937,907	—
Michael E. Haefner(c)	Pension Account Plan	6.25	123,382	—
	Supplemental Executive Retirement Plan	6.25	2,246,000	—

(a)	Mr. Cocklin is eligible for early retirement with an immediate PAP benefit and a reduced benefit under the SERP.

(b)	Mr. Eckert participates in the RSP rather than the PAP since he joined the Company after September 30, 2010. The amount shown is the present value of the accumulated FAC contributions in his RSP account as of September 30, 2014. Upon attainment of age 55, Mr. Eckert will be eligible for early retirement with a reduced benefit under the SERP.

(c)	Upon attainment of age 55, Messrs. Sweetin and Haefner will be eligible for early retirement with an immediate PAP benefit and a reduced benefit under the SERP.

(d)	Mr. Gregory is currently eligible for early retirement with an immediate PAP benefit and a reduced benefit under the SERP.

Change in Control Severance Agreements

We have entered into severance agreements with each of the named executive officers to provide certain severance benefits for them in the event of the termination of their employment within three years following a “change in control” of the Company (as defined in the severance agreements and described generally below). In addition, each such executive officer will be entitled to all rights and benefits, if any, provided under any other plan or agreement between him and the Company.

The severance agreement for each such named executive officer generally provides that the Company will pay such officer as severance pay in one lump sum an amount equal to (a) 2.5 times his total compensation (annual base salary and average amount of annual incentive compensation received under the Incentive Plan) and (b) for an executive officer participating in the PAP, the total of (i) an amount that is actuarially equivalent to an additional three years of annual age and service credits payable to the officer under the PAP and (ii) an amount that is actuarially equivalent to an additional three years of Company matching contributions payable to the officer under the RSP or (c) for executives who are not participating in the PAP (i) an amount that is actuarially equivalent to an additional three years of FAC contributions under the RSP and (ii) an amount that is actuarially equivalent to an additional three years of Company matching contributions payable to the officer under the RSP. The Company is also obligated to provide the officer with all medical, dental, vision and any other health benefits which qualify for continuation coverage under Code Section 4980B, for a period of 18 months from the date of termination. In addition, following the end of the 18-month period, the Company is to pay such officer a lump sum amount equal to the present value of the cost to the Company of providing those benefits to him for an additional 18-month period. Also, the Company must pay the officer a lump sum amount equal to the present value of the cost to the Company of providing accident and life insurance benefits as well as disability benefits for a period of 36 months from his date of termination, equal to such benefits in effect for the officer at the time of the change in control.

However, if an executive officer is terminated by the Company for “cause” (as defined in the severance agreement), or his employment is terminated by retirement, death or disability, the Company is not obligated to pay such officer the lump sum severance payment. Further, if an executive officer voluntarily terminates his employment except for “constructive termination” (as defined in the severance agreement), the Company is not obligated to pay such officer the lump sum severance payment. The Company is not responsible for the payment of any excise tax gross-up payments which may be due on the payment of severance benefits to our named executive officers. As a result, if such lump sum severance benefit payments result in the imposition of excise taxes imposed by Section 4999 of the Code, the officer will have the option to elect to have the payment reduced to a level that will result in no payment of such excise tax by such officer.

For the purposes of these agreements, a “change in control” will generally be deemed to have occurred at any one of the following times:

•

on the date any person acquires ownership of common stock, that together with stock already held by such person, results in the person having beneficial ownership of 50 percent or more of the total fair market value or total voting power of our common stock;

•	on the date that a person acquires or has acquired over a 12-month period ownership of our common stock possessing 30 percent or more of the total voting power of our stock;

•	on the date a majority of the members of our Board is replaced during any 12-month period by directors whose election is not endorsed by a majority of the Board before the date of the election; or

•

on the date that a person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) at least 40 percent of the total gross fair market value of our assets, as measured immediately before such acquisition, except if such sale is to a person or entity owning, directly or indirectly, at least 50 percent of the total value or voting power of our common stock before such acquisition.

For the purposes of these severance agreements, “cause” means (i) the willful and continued failure by the employee to substantially perform his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the employee by the Board that specifically identifies the manner in which the Board believes that the employee has not substantially performed his duties or (ii) an employee’s willful engagement in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise. No act, or failure to act, on an employee’s part shall be deemed “willful” unless done, or omitted to be done, by the employee not in good faith and without a reasonable belief that the action or omission was in the best interests of the Company. Notwithstanding the foregoing, the employee shall not be deemed to have been terminated for cause unless approved by an affirmative vote of not less than three-quarters (3/4)  of the entire membership of our Board at a meeting called and held for such determination.

Potential Payments Upon Termination or Change in Control

Payments Made Upon Any Termination.     Regardless of the manner in which a named executive officer’s employment is terminated, he is entitled to receive the following amounts earned during his term of employment, subject to the additional restrictions discussed below under “Payments Made Upon Termination For Cause.” Such amounts include:

•	amount of accrued but unpaid base salary;

•	amounts contributed under, or otherwise vested in our RSP; and

•	amounts accrued and vested through our PAP and SERP.

Payments Made Upon Retirement.     In the event of the retirement of a named executive officer (only Messrs. Cocklin and Gregory are eligible for retirement), in addition to the items identified above, such named executive officer will be entitled to receive:

•

a pro rata portion, at the end of the three-year performance period, based on the number of months completed of such performance period, of each outstanding grant of performance-based RSUs under our LTIP, at a value equal to the actual level of performance achieved during the period; and

•

upon the termination of the restricted period, shares of stock equal to the number of time-lapse RSUs granted under our LTIP or issued as a result of an election to convert all or a portion of an Incentive Plan payment.

Payments Made Upon Death or Disability.     In the event of the death or disability of a named executive officer, in addition to the benefits listed above under “Payments Made Upon Any Termination,” the named executive officer or designated beneficiary will entitled to receive:

•

a pro rata portion, based on the number of months completed of such performance period, of each outstanding grant of performance-based RSUs under our LTIP, at a value equal to the target level of performance for the period;

•	shares of our common stock equal to the number of cumulative time-lapse RSUs granted under our LTIP or issued as a result of an election to convert all or a portion of an Incentive Plan payment; and

•	payments under the Company’s life insurance plan or benefits under the Company’s disability plan, as appropriate.

Payments Made Upon Voluntary Termination or Termination Without Cause.     In the event of a voluntary termination or termination without cause for Messrs. Eckert, Sweetin or Haefner (except for a termination without cause due to a general reduction in force or the specific elimination of a named executive officer’s position, in which case the benefits would be substantially equivalent to those described under “Payments Made Upon Death or Disability”), no equity or retirement benefits would be payable to these named executive officers since they are not yet eligible for retirement.

Payments Made Upon Termination for Cause.     The benefits for a termination for cause are substantially equivalent to the benefits described above under “Payments Made Upon Any Termination,” except that for all the named executive officers, no benefit under the SERP would be payable. In addition, all outstanding grants of time-lapse RSUs and performance-based RSUs, as well as any unvested FAC contributions under the RSP, would be forfeited by all named executive officers.

Payments Made Upon a Change in Control.     As discussed above in “Change in Control Severance Agreements,” beginning on page 59, we have entered into severance agreements with each of the named executive officers to provide certain severance benefits for them in the event of the termination or “constructive termination” of their employment within three years following a “change in control” of the Company, as such terms are defined in the agreements. As is also discussed above, under the “best net” approach, the Company is not liable for the tax gross-up payments on behalf of those individuals whose severance payments would trigger excise tax penalties. In the tables below under the heading “Termination Upon Change in Control,” we assume the named executive officers would pay any related excise tax penalties. The severance agreement for each such executive officer provides that the Company will pay such executive officer a lump sum severance payment as described above in “Change in Control Severance Agreements.”

Potential Post-Employment Payment Tables.     The following tables reflect estimates of the total amount of compensation due each named executive officer in the event of such executive’s termination of employment by reason of death; disability; retirement; termination for cause; or termination of employment following a change in control. There are no separate columns presented below showing amounts payable in the event of either a voluntary termination or a termination without cause since such amounts would be substantially equivalent to the amounts shown under Termination Upon Retirement. The amounts shown below assume that such termination was effective as of September 30, 2014 and are estimates of the amounts which would be paid out to the executives upon such termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

Kim R. Cocklin	Termination Upon Death($)	Termination Upon Disability($)	Termination Upon Retirement($)	Termination For Cause($)	Termination Upon Change in Control($)
Cash Severance	—	—	—	—	5,764,828
Equity
Time-Lapse Restricted Stock Units	4,736,515	4,736,515	4,736,515	—	4,736,515
Performance-Based Restricted Stock Units	1,277,245	1,277,245	1,277,245	—	1,277,245
Total	6,013,760	6,013,760	6,013,760	—	6,013,760
Retirement Benefits
Pension Account Plan	168,227	247,524	168,227	168,227	233,513
Supplemental Executive Retirement Plan	18,541,232	14,122,683	14,665,744	—	18,224,445
Retirement Savings Plan	391,806	391,806	391,806	391,806	420,792
Total	19,101,265	14,762,013	15,225,777	560,033	18,878,750
Other Benefits
Health & Welfare	—	—	—	—	26,419
Total	25,115,025	20,775,773	21,239,537	560,033	30,683,757

Bret J. Eckert	Termination Upon Death($)	Termination Upon Disability($)	Termination Upon Retirement($)	Termination For Cause($)	Termination Upon Change in Control($)
Cash Severance	—	—	—	—	2,068,263
Equity
Time-Lapse Restricted Stock Units	946,845	946,845	—	—	946,845
Performance-Based Restricted Stock Units	322,417	322,417	—	—	322,417
Total	1,269,262	1,269,262	—	—	1,269,262
Retirement Benefits
Pension Account Plan	—	—	—	—	—
Supplemental Executive Retirement Plan	7,701,032	4,365,998	—	—	5,599,913
Retirement Savings Plan	41,847	41,847	33,206	33,206	91,178
Total	7,742,879	4,407,845	33,206	33,206	5,691,091
Other Benefits
Health & Welfare	—	—	—	—	33,914
Total	9,012,141	5,677,107	33,206	33,206	9,062,530

Marvin L. Sweetin	Termination Upon Death($)	Termination Upon Disability($)	Termination Upon Retirement($)	Termination For Cause($)	Termination Upon Change in Control($)
Cash Severance	—	—	—	—	1,686,535
Equity
Time-Lapse Restricted Stock Units	1,530,121	1,530,121	—	—	1,530,121
Performance-Based Restricted Stock Units	224,201	224,201	—	—	224,201
Total	1,754,322	1,754,322	—	—	1,754,322
Retirement Benefits
Pension Account Plan	173,985	471,081	173,985	173,985	224,590
Supplemental Executive Retirement Plan	6,202,140	2,881,624	—	—	5,374,730
Retirement Savings Plan	593,386	593,386	593,386	593,386	622,372
Total	6,969,511	3,946,091	767,371	767,371	6,221,692
Other Benefits
Health & Welfare	—	—	—	—	33,765
Total	8,723,833	5,700,413	767,371	767,371	9,696,314

Louis P. Gregory	Termination Upon Death($)	Termination Upon Disability($)	Termination Upon Retirement($)	Termination For Cause($)	Termination Upon Change in Control($)
Cash Severance	—	—	—	—	1,759,133
Equity
Time-Lapse Restricted Stock Units	1,789,799	1,789,799	1,789,799	—	1,789,799
Performance-Based Restricted Stock Units	224,201	224,201	224,201	—	224,201
Total	2,014,000	2,014,000	2,014,000	—	2,014,000
Retirement Benefits
Pension Account Plan	288,230	473,622	288,230	288,230	353,516
Supplemental Executive Retirement Plan	5,786,173	5,763,031	5,448,401	—	5,980,468
Retirement Savings Plan	817,121	817,121	817,121	817,121	846,107
Total	6,891,524	7,053,774	6,553,752	1,105,351	7,180,091
Other Benefits
Health & Welfare	—	—	—	—	33,914
Total	8,905,524	9,067,774	8,567,752	1,105,351	10,987,138

Michael E. Haefner	Termination Upon Death($)	Termination Upon Disability($)	Termination Upon Retirement($)	Termination For Cause($)	Termination Upon Change in Control($)
Cash Severance	—	—	—	—	1,632,120
Equity
Time-Lapse Restricted Stock Units	1,705,418	1,705,418	—	—	1,705,418
Performance-Based Restricted Stock Units	224,201	224,201	—	—	224,201
Total	1,929,619	1,929,619	—	—	1,929,619
Retirement Benefits
Pension Account Plan	106,427	322,167	106,427	106,427	157,032
Supplemental Executive Retirement Plan	5,565,152	3,911,740	—	—	5,866,797
Retirement Savings Plan	300,818	300,818	300,818	300,818	329,804
Total	5,972,397	4,534,725	407,245	407,245	6,353,633
Other Benefits
Health & Welfare	—	—	—	—	33,602
Total	7,902,016	6,464,344	407,245	407,245	9,948,974

In the tables above, we have shown the severance compensation and employee benefits to be provided in the aggregate to each named executive officer in the event of each of the termination scenarios. In each scenario, there are differences in how equity, retirement, and health and welfare benefits are determined. The discussion below provides more specific information on the retirement benefits under each of the various scenarios as well as the health and welfare benefits payable only in the event of a termination of a named executive officer pursuant to a change in control.

Termination Upon Death.     The SERP benefit is the sum of the following:

•	two times final average earnings (base salary plus annual payment under the Incentive Plan) less the amount paid through the Company’s group life insurance plan;

•	a life annuity benefit of 50 percent of final average earnings (base salary plus annual payment under the Incentive Plan) payable to the surviving spouse;

•

a temporary life annuity benefit of 25 percent of final average earnings (base salary plus annual payment under the Incentive Plan) payable to dependent children until children reach the age of 18 years;

•	the PAP plan benefit equal to the account balance at the time of death; and

•	the RSP plan benefit equal to the account balance at the time of death.

Termination Upon Disability.     The SERP benefit is the sum of the following:

•

a monthly benefit based on 60 percent of compensation (base salary plus annual payment under the Incentive Plan) less the amount paid from the Company’s group disability plan, with the net benefit payable as a temporary benefit until the age of 65 years;

•	regular retirement benefit, as described below in “Termination Upon Retirement,” payable at the age of 65 years;

•	the PAP plan benefit equal to the value of the projected age 65 monthly benefit assuming level future earnings from date of disability; and

•	the RSP plan benefit equal to the account balance at the time of disability.

Termination Upon Retirement.     At September 30, 2014, only Messrs. Cocklin and Gregory were eligible for retirement. The SERP benefit at retirement is the lump sum benefit based on a target benefit of 60 percent of final average earnings (base salary plus annual payment under the Incentive Plan) less an offset for the benefits to be paid from the tax-qualified PAP or the FAC contributions portion of the RSP, as applicable, which would be reduced if retirement were to occur prior to age 62 or the service period in the SERP were less than ten years. In addition, the following benefits are payable at retirement:

•	the PAP plan benefit equal to the account balance at the time of retirement; and

•	the RSP plan benefit equal to the account balance at the time of retirement.

Termination Upon Change in Control.     The SERP benefit upon termination pursuant to a change in control is equal to the same retirement benefits described above with respect to “Termination Upon Retirement,” with the following additional provisions:

•	there is no reduction applied to the earned benefit in the event that the named executive officer has less than 10 years of service;

•	there is no reduction applied to the earned benefit for early commencement prior to age 62;

•	the named executive officer is immediately vested in the accrued benefit;

•	the PAP benefit includes the accrued benefit at the time of termination plus an additional three years of earned compensation credits; and

•

the RSP benefit includes the accrued benefit at the time of termination plus an additional three years of Company matching contributions (and for Mr. Eckert only, an additional three years of FAC contributions).

Health and Welfare Benefits.     The Company provides supplemental benefits in the form of health and welfare benefits only in the event of the termination of a named executive officer pursuant to a change in control. The supplemental health and welfare benefits reported in the tables above represent the following benefits: (i) all medical, dental, vision and any other health benefits which qualify for continuation coverage under Code Section 4980B for a period of 18 months from the date of termination; (ii) payment of a lump sum equal to the present value of the cost to the Company of providing those benefits for an additional 18-month period; and (iii) payment of a lump sum equal to the present value of the cost to the Company of providing accident and life insurance benefits as well as disability benefits for a period of 36 months from his date of termination, equal to such benefits in effect for the officer at the time of the change in control.

OTHER MATTERS

Shareholder Proposals

In the event a shareholder intends to present a proposal at our annual meeting of shareholders on February 4, 2015, in accordance with the Company’s bylaws, the shareholder must be a shareholder of record on the record date, December 10, 2014, who shall continue to be entitled to vote at the annual meeting. In addition, such shareholder must mail a notice of such proposal so that it is received by the Corporate Secretary at our principal executive offices by January 16, 2015, the 25th day following the day on which notice of the meeting is to be sent, December 22, 2014. Any such proposal must also include the information required by the Company’s bylaws. In addition, in the event a shareholder intends to present a proposal at our 2016 annual meeting of shareholders, if such proposal is to be included in our proxy statement relating to such meeting, it must be received by the Corporate Secretary at our principal executive offices no later than August 24, 2015 and it must be prepared according to applicable law, as determined by the Company.

Other Business

We know of no other business that may come before the annual meeting. However, if any other matters are properly brought before the meeting by the management or any shareholder, it is the intention of each person named in the accompanying proxy to vote such proxy in accordance with his or her judgment on such matters. The proxy confers discretionary authority to the proxy holders to vote on any matter not included in this proxy statement that is properly presented to the shareholders at the meeting.

Annual Report

A copy of our Annual Report on Form 10-K for the fiscal year ended September 30, 2014, including the financial statements and the financial statement schedules included therein, accompanies this proxy statement. In addition, the exhibits of the Annual Report on Form 10-K are available upon payment of charges that approximate our cost of reproduction. If you would like to receive a copy of these exhibits, please visit our website at www.atmosenergy.com, call Shareholder Relations at 972-855-3792 or mail your written request to Shareholder Relations, Atmos Energy Corporation, P.O. Box 650205, Dallas, Texas 75265-0205.

By Order of the Board of Directors,

Louis P. Gregory

Senior Vice President, General Counsel

and Corporate Secretary

Dallas, Texas

December 22, 2014

ATMOS ENERGY CORPORATION C/O AMERICAN STOCK TRANSFER 6201 15TH AVENUE BROOKLYN, NY 11219

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. You may also request electronic delivery of proxy materials on our website at www.atmosenergy.com.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M79941-P57636-Z64337                KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ATMOS ENERGY CORPORATION
The Board of Directors recommends you vote FOR the following listed nominees:
1.	ELECTION OF DIRECTORS
	Nominees:	For	Against	Abstain			For ☐ ☐	Against ☐ ☐	Abstain ☐ ☐
	1a. Robert W. Best	☐	☐	☐		1i. Richard A. Sampson 1j. Stephen R. Springer
	1b. Kim R. Cocklin	☐	☐	☐
	1c. Richard W. Douglas	☐	☐	☐		1k. Richard Ware II	☐	☐	☐
	1d. Ruben E. Esquivel	☐	☐	☐	The Board of Directors recommends that you vote FOR proposals 2 and 3.
	1e. Richard K. Gordon	☐	☐	☐
	1f. Robert C. Grable	☐	☐	☐	2.	Proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2015.	☐	☐	☐
	1g. Thomas C. Meredith 1h. Nancy K. Quinn	☐ ☐	☐ ☐	☐ ☐	3.	Proposal for an advisory vote by shareholders to approve the compensation of the Company’s named executive officers for fiscal 2014 (“Say-on-Pay”).	☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Summary Annual Report and Form 10-K are available at www.proxyvote.com.

Please date, sign and mail your proxy card back as soon as possible!

Annual Meeting of Shareholders

ATMOS ENERGY CORPORATION

February 4, 2015

-Please Detach and Mail in Envelope Provided-

M79942-P57636-Z64337

ATMOS ENERGY CORPORATION PROXY FOR ANNUAL MEETING OF SHAREHOLDERS FEBRUARY 4, 2015

The undersigned hereby appoints Robert W. Best and Nancy K. Quinn, or either of them, each with full power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of Atmos Energy Corporation to be held at 9:00 a.m. Central Standard Time on February 4, 2015, at the Charles K. Vaughan Center, 3697 Mapleshade Lane, Plano, TX 75075, and at any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting on the matters listed on the reverse side.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ATMOS ENERGY CORPORATION. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR ELECTION TO THE BOARD, FOR PROPOSAL 2 AND FOR PROPOSAL 3. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting, and at any adjournment or postponement thereof, to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission, and by applicable state laws (including matters that the proxy holders do not know, a reasonable time before this solicitation, are to be presented).

Retirement Savings Plan Participants. This card also constitutes voting instructions by the undersigned participant to the trustee of the Atmos Energy Corporation Retirement Savings Plan and Trust (“Plan”) for all shares votable by the undersigned Plan participant. The undersigned on the reverse side of this card authorizes and instructs the Atmos Energy Corporation Qualified Plans and Trusts Committee, as trustee of the Plan (“Trustee”), to vote all shares of the common stock of Atmos Energy Corporation allocated to the undersigned’s account under the Plan (as shown on the reverse side) at the 2015 annual meeting of shareholders, or at any adjournment thereof, in accordance with the instructions on the reverse side. The Trustee will vote these shares as directed, provided your voting instructions are received over the Internet, by telephone or through the mail on your proxy card by 11:59 p.m. Eastern Time on February 3, 2015. All shares of Atmos Energy common stock for which the Trustee has not received timely instructions shall be voted or exercised by the Trustee in its discretion. All voting instructions for shares held in the Plan shall be confidential. State Street Bank and Trust Company (“State Street”) is the independent fiduciary for purposes of ensuring the confidentiality of the Plan participant voting process. Please notify State Street, in writing, if you have specific confidentiality concerns relating to exercising your right to direct the Trustee to: Sydney Marzeotti, Vice President, State Street Bank and Trust Company, One Lincoln Street, Boston, MA 02111.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE THIS PROXY BY MAIL BY DATING, SIGNING AND PROMPTLY MAILING THIS PROXY IN THE ENCLOSED RETURN ENVELOPE SO THAT THE SHARES MAY BE REPRESENTED AT THE MEETING.

Address Changes/Comments: ___________________________________________________________________ _____________________________________________________________________________________________
(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side